UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BrightSpring Health Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 10, 2026

BRIGHTSPRING HEALTH SERVICES, INC.

805 N. Whittington Parkway

Louisville, KY 40222

Dear Stockholder:

Please join us for BrightSpring Health Services, Inc.’s Annual Meeting of Stockholders on Thursday, May 21, 2026, at 1:00 p.m. Eastern Time. The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.proxydocs.com/BTSG.

Attached to this letter is a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. The Notice of Internet Availability of this Proxy Statement and Annual Report and the proxy card are first being sent to stockholders on or about April 10, 2026. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy.

At the Annual Meeting, you will be asked to:

1.
Elect three (3) Class II directors, to serve until our 2029 Annual Meeting of Stockholders;
2.
Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2026; and
3.
Approve, on an advisory, non-binding basis, the compensation of our named executive officers.

Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card prior to the Annual Meeting, or you may vote via the Internet at the Annual Meeting. We encourage you to vote by Internet, by telephone or by proxy card in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your continued support of BrightSpring Health Services, Inc.

Sincerely,

/s/ Jon Rousseau

Jon Rousseau

President and Chief Executive Officer and Chairman of the Board of Directors

BrightSpring Health Services, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	1:00 p.m., Eastern Time, on Thursday, May 21, 2026.
VIRTUAL LOCATION

You can attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.proxydocs.com/BTSG. You can vote your shares electronically by visiting www.proxypush.com/BTSG. You will need to have your 12-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

ITEMS OF BUSINESS	1. To elect the Class II director nominees listed in the Proxy Statement.
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2026.
3. To hold an advisory vote on the compensation of our named executive officers.
4. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 30, 2026.

VOTING BY PROXY

To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and mailing the proxy card prior to the Annual Meeting. Voting procedures are described on the following page and on the proxy card.

By Order of the Board of Directors,
/s/ Jennifer Phipps
Jennifer Phipps
Executive Vice President and Chief Financial Officer, Corporate Secretary April 10, 2026

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, May 21, 2026: This Proxy Statement and our Annual Report are available free of charge at www.proxydocs.com/BTSG. Stockholders will not otherwise receive a paper copy or email copy of Proxy Materials. A complete list of our stockholders will be open to the examination of any stockholder for a period of 10 days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to the Corporate Secretary at CorporateSecretary@brightspringhealth.com, stating the purpose of the request and providing proof of ownership of Company stock. The list of these stockholders will also be available on the portal to enter the Annual Meeting, and stockholders will receive an access code to view the list with their unique link to access the Annual Meeting.

PROXY VOTING METHODS

If you were a stockholder of record at the close of business on March 30, 2026, you may vote your shares (i) over the Internet, by telephone or by mail in advance of the Annual Meeting or (ii) over the Internet at the Annual Meeting. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

If you are a stockholder of record, your Internet, telephone or mail vote must be received by 11:59 p.m., Eastern Time, on May 20, 2026 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your broker, bank or nominee for voting instructions.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•
Go to the website www.proxypush.com/BTSG and follow the instructions, 24 hours a day, seven days a week.
•
You will need the 12-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•
From a touch-tone telephone, dial 1-855-601-5118 and follow the recorded instructions, 24 hours a day, seven days a week.
•
You will need the 12-digit number included on your proxy card in order to vote by telephone.

BY MAIL

•
Mark your selections on the proxy card.
•
Date and sign your name exactly as it appears on your proxy card.
•
Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

Forward-Looking Statements

This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include all statements that are not historical facts. We have used the words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words, or similar terms and phrases to identify forward-looking statements in this Proxy Statement.

The forward-looking statements contained in this Proxy Statement are based on management's current expectations and are not guarantees of future performance. The forward-looking statements are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs, and projections will result or be achieved. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control.

Any forward-looking statements made by us in this Proxy Statement speak only as of the date of this Proxy Statement and are expressly qualified in their entirety by the cautionary statements included in this Proxy Statement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

BRIGHTSPRING HEALTH SERVICES, INC.

805 N. Whittington Parkway

Louisville, Kentucky 40222

Telephone: (502) 394-2100

PROXY STATEMENT

Annual Meeting of Stockholders

May 21, 2026

1:00 p.m., Eastern Time

GENERAL INFORMATION

Why am I being provided with these materials?

The notice containing instructions on how to access this Proxy Statement and Annual Report and proxy card are first being sent to stockholders on or about April 10, 2026. We have delivered these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of BrightSpring Health Services, Inc. (“we”, “our”, “us” and the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on May 21, 2026 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares during the meeting via the Internet or to vote your shares in advance by proxy via the Internet, by telephone or by mail.

What am I voting on?

There are three (3) proposals scheduled to be voted on at the Annual Meeting:

•
Proposal No. 1: Election of the Class II director nominees listed in this Proxy Statement.
•
Proposal No. 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2026.
•
Proposal No. 3: Approval, on an advisory, non-binding basis, of the compensation of our named executive officers.

Who is entitled to vote?

Stockholders as of the close of business on March 30, 2026 (the “Record Date”) may vote at the Annual Meeting or any postponement or adjournment thereof. As of that date, there were 193,167,731 shares of our common stock outstanding. Holders of our common stock have one (1) vote for each share of common stock held as of the Record Date including shares:

•
Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and
•
Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

The virtual presence or representation by proxy of the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Abstentions and shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum.

What is a “broker non-vote”?

A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Proposal No. 1 and Proposal No. 3 are both considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

How many votes are required to approve each proposal?

For Proposal No. 1, under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected.

There is no cumulative voting. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in the nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each nominee for election as a director.

For Proposal Nos. 2 and 3, under our Bylaws, approval of the proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal.

It is important to note that each of the proposals to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2026 (Proposal No. 2) and regarding the compensation of our named executive officers (Proposal No. 3) is non-binding and advisory. While the ratification of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise, if our stockholders fail to ratify the selection, we will consider it notice to the Board and the Audit Committee of the Board (the “Audit Committee”) to consider the selection of a different firm. Similarly, the Board and the Compensation Committee of the Board (the “Compensation Committee”) will consider the outcome of the advisory, non-binding votes when determining the compensation of our named executive officers.

How are votes counted?

With respect to the election of a director (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1.

With respect to the ratification of our independent registered public accounting firm (Proposal No. 2), you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” Proposal No. 2.

With respect to the advisory, non-binding vote on the compensation of our named executive officers (Proposal No. 3), you may select “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” Proposal No. 3. Broker non-votes will not affect the outcome of voting on this proposal.

If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•
“FOR” the election of three (3) Class II directors set forth in this Proxy Statement.
•
“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2026.
•
“FOR” the approval, on an advisory, non-binding basis, of the compensation of our named executive officers.

Who will count the vote?

A representative of BetaNXT or its designee will tabulate the votes and act as the inspector of election.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

•
By Internet—If you have Internet access, you may submit your proxy by going to www.proxypush.com/BTSG and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your proxy card in order to vote by Internet.
•
By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-855-601-5118 and by following the recorded instructions. You will need the 12-digit number included on your proxy card in order to vote by telephone.
•
By Mail—You may vote by mail by signing and dating the proxy card where indicated and by mailing, or otherwise returning the card in the postage-paid envelope provided to you, to P.O. Box 8016, Cary, NC 27512-9903. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 20, 2026, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 20, 2026.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions and for timing of submissions.

How do I attend and vote my shares at the Virtual Annual Meeting?

This year’s Annual Meeting will be a completely “virtual” meeting of stockholders. The virtual shareholder meeting webcast allows all stockholders to join the meeting, regardless of location. We aim to provide stockholders the same rights and comparable opportunities for participation that could be provided at an in-person meeting. You may attend the Annual Meeting via the Internet. Any stockholder can attend the Annual Meeting by registering online at www.proxydocs.com/BTSG. You can virtually attend the Annual Meeting by accessing the unique link sent to the email address you've used to register. Your unique link will be sent to you after you've registered to attend and then again, an hour before the meeting commences. A summary of the information you need to attend the Annual Meeting and vote via the Internet is provided below:

•
Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxydocs.com/BTSG.
•
Assistance with questions regarding how to attend and participate via the Internet will be provided at www.proxydocs.com/BTSG on the day of the Annual Meeting. We encourage you to access the meeting webcast prior to the start time. Online access will begin at 12:45 p.m. Eastern Time on May 21, 2026. If you encounter difficulties joining the Annual Meeting webcast during check-in at the meeting time, please check your internet connectivity and contact our voting intermediary, BetaNXT, at (888) 491-1002 if you need assistance.
•
Stockholders may vote and submit questions while attending the Annual Meeting via the Internet. Rules of conduct for the Annual Meeting will be available once you access the meeting webcast and will also be available on the Annual Meeting website at www.proxydocs.com/BTSG. A replay of the Annual Meeting will be available www.proxydocs.com/BTSG following the meeting.
•
You will need the 12-digit number that is included in your proxy card or the instructions that accompanied your proxy materials in order to enter the Annual Meeting, ask any questions, and vote during the Annual Meeting.

Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live annual meeting?

The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.

We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We plan to take the following steps to provide for such an experience:

•
Providing stockholders with the ability to submit questions up to 15 minutes in advance of, and during the meeting, after entering your 12-digit control number;
•
Providing stockholders with the ability to submit questions real-time via the meeting website, in accordance with the rules of conduct posted to the Annual Meeting website; and
•
Answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting.

You can submit questions in writing to the virtual meeting website during the Annual Meeting. You must first join the meeting as described above, click on the “Q&A” tab, type the question into the “Submit a question” field, and click “Submit.” We intend to answer questions pertinent to Annual Meeting matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Stockholder questions related to matters that are not pertinent to Annual Meeting matters, or that are otherwise out of order or not suitable for the conduct of the Annual Meeting, will not be addressed during the Annual Meeting. If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed is not otherwise answered, during the Annual Meeting, those matters or questions may be raised separately after the Annual Meeting by contacting our Investor Relations department.

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

We are pleased to save costs and help protect the environment by using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice of Internet Availability will have the ability to access the proxy materials over the Internet.

For stockholders who have previously requested to receive paper copies of the proxy materials, we are providing paper copies of the proxy materials instead of a Notice of Internet Availability of the proxy materials.

What does it mean if I receive only one set of proxy materials?

The Securities and Exchange Commission’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This process, commonly referred to as “householding,” can result in meaningful cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we have received contrary instructions.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•
Sending a written statement to that effect to our Corporate Secretary; provided such statement is received no later than May 20, 2026;
•
Voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Eastern Time, on May 20, 2026;
•
Submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than May 20, 2026; or
•
Attending the Annual Meeting and voting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder's last vote is the vote that will be counted.

If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. The Board believes that a classified Board of Directors provides continuity and stability in pursuing the Company’s policies and strategies and reinforces its commitment to long term perspective and value creation. Olivia Kirtley, Max Lin and Steve Miller constitute a class with a term that expires at the Annual Meeting of Stockholders in 2026 (the “Class II Directors”); Jon Rousseau and Hunter Craig constitute a class with a term that expires at the Annual Meeting of Stockholders in 2027 (the “Class III Directors”); and Johnny Kim and Tim Wicks constitute a class with a term that expires at the Annual Meeting of Stockholders in 2028 (the “Class I Directors”).

Max Lin was designated for election to the Board of Directors by investment funds and other entities affiliated with Kohlberg Kravis Roberts & Co. L.P. (the “KKR Stockholder”) pursuant to the terms of a Stockholders Agreement (as defined herein) and as set forth in “The Board of Directors and Certain Governance Matters” below.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. Each nominee has indicated that he or she will be willing and able to serve as a director. If the nominee ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2026

The following information describes the principal occupations, other business directorships and experience, and the term of service of the director nominees. Beneficial ownership of equity securities of each director nominee is shown under “Ownership of Securities” below.

Class II Directors (expires at the Annual Meeting of Stockholders in 2026)
Name	Age	Principal occupation and other information
Olivia Kirtley	75

Olivia Kirtley has served as a member of our Board of Directors since 2024. Ms. Kirtley is the president and co-founder of KirtleyWood LLC. Ms. Kirtley is a former Treasurer, Vice President and Chief Financial Officer at Vermont American Corporation and a former senior manager at the predecessor to the accounting firm Ernst & Young LLP. Ms. Kirtley also served as President and Chairman of the International Federation of Accountants, Chairman of the American Institute of Certified Public Accountants (AICPA), and Chairman of the AICPA Board of Examiners. Ms. Kirtley previously served as a director of U.S. Bancorp from 2006 to 2023, Papa Johns International, Inc. from 2003 to 2023, ResCare, Inc. from 1998 to 2019 and Rangold Resources Ltd. from 2017 to 2019. She holds a B.S. in Accounting from Florida Southern College, and a Master’s Degree in Taxation from Georgia State University. She is a Certified Public Accountant and Chartered Global Management Accountant.

We believe Ms. Kirtley’s qualifications to serve on our Board of Directors include her extensive audit, financial reporting, and risk management experience, deep understanding of corporate governance matters, and experience serving on public company boards.

Max Lin	45

Max Lin has served as a member of our Board of Directors since 2017. Mr. Lin is a Partner at KKR & Co. where he leads the Health Care industry team within its Americas Private Equity platform and serves as a member of the Investment Committee and Portfolio Management Committee for Americas Private Equity, the Health Care Strategic Growth Investment Committee, and the Global Conflicts and Compliance Committee. Mr. Lin currently serves on the board of directors of Cotiviti, Ensora Health, Global Medical Response, Henry Schein, and PetVet Care Centers. He was also involved in KKR’s investments in 123 Dentist, Coherus BioSciences, Covenant Physician Partners, DentalXChange, Envision Healthcare, HCA, Heartland Dental, PRA Health Sciences, and Zimmer Biomet among others. Prior to joining KKR & Co., Mr. Lin was with Morgan Stanley where he was involved in a number of mergers, acquisitions, and financing transactions. He holds a B.S. and B.A.S., summa cum laude, from the University of Pennsylvania and an M.B.A. from Harvard Business School.

We believe Mr. Lin’s qualifications to serve on our Board of Directors include his significant business, financial, and investment experience related to the healthcare industry and involvement with the KKR Stockholder’s investment in the Company.

Steve Miller	68

Dr. Steve Miller has served as a member of our Board of Directors since 2024. Dr. Miller served as the Chief Clinical Officer for Cigna from 2018 to 2022, transitioning to an expert advisor role in 2022 for Cigna’s efforts across clinical policy, quality, and performance programs. Previously, Dr. Miller was the Chief Medical Officer at Express Scripts from 2005 to 2018 and the Chief Medical

Officer at Barnes-Jewish Hospital from 1999 to 2005. He is currently the Chief Medical Officer at MediBeacon, a medical technology company specializing in fluorescent tracer agents and transdermal measurement.

Dr. Miller received his medical degree from the University of Missouri-Kansas City. He trained in the Pathology and Research fellowship at the University of Alabama at Birmingham. He was the William J. and Dorothy Fish Kerr Fellow in Cardiology at the University of California, San Francisco. Dr. Miller also did Internal Medicine training at the University of Colorado and Nephrology and Transplantation at Washington University in St. Louis. He earned his MBA at the Olin School of Business at Washington University in St. Louis.

We believe Dr. Miller’s qualifications to serve on our Board of Directors include his extensive business and clinical experience in the healthcare industry.

Vote Required

With respect to the election of the director nominees, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE.

Class I Directors (expires at the Annual Meeting of Stockholders in 2028)
Name	Age	Principal occupation and other information
Johnny Kim	35

Johnny Kim has served as a member of our Board of Directors since 2019. Mr. Kim is a Managing Director and has served as a member of the Health Care industry team within KKR & Co.’s Americas Private Equity platform since 2015. Mr. Kim currently serves on the Board of Directors of Argenta, Brightline, Clarify Health Solutions, Global Medical Response, SkinSpirit, SunFire, and Therapy Brands. Prior to joining KKR & Co., Mr. Kim was with Goldman Sachs (2013-2015) where he was involved in a number of mergers, acquisitions, and financing transactions. He holds an Honors B.A. with distinction from the Ivey Business School, Western University and was an Ivey Scholar.

We believe Mr. Kim’s qualifications to serve on our Board of Directors include his significant business, financial, and investment experience related to the healthcare industry and involvement with the KKR Stockholder’s investment in the Company.

Tim Wicks	60

Tim Wicks has served on our Board of Directors since 2024. Mr. Wicks previously served as the Executive Vice President of Optum, Inc., part of UnitedHealth Group, until his retirement in 2021. While with Optum, Mr. Wicks held a variety of executive leadership and oversight functions, including Chief Financial Officer for Optum, an executive oversight role over Optum Financial, head of supply chain, and Chief Executive Officer/President of OptumRx that had revenues exceeding $60 billion. In addition, Mr. Wicks currently serves on the board of directors of MiniMed Group, Inc. and previously served on the boards of Precision Castparts Corp, Aerojet Rocketdyne, and Pear Therapeutics.

Mr. Wicks currently serves on the board of directors, and is chair of the advisory board, of MOBE, which is a privately held company. Mr. Wicks helped launch BrighterFutures.Life, which serves homeless children and their families, and he serves as an Advisor to the CEO of Hope for the Child, a not-for-profit that has provided early primary education and welfare for over 7,000 highly needy children in Kenya.

Mr. Wicks earned a BA in economics, with honors, from the University of Chicago and an MBA from Harvard University's Graduate School of Business.

We believe Mr. Wicks possesses the qualifications to serve on our Board of Directors, and such qualifications include his financial, executive, and business relations experience in the healthcare industry.

Class III Directors (expires at the Annual Meeting of Stockholders in 2027)
Name	Age	Principal occupation and other information
Jon Rousseau	52

Jon Rousseau has served as our President and Chief Executive Officer since 2016, and the Chairman of our Board of Directors since 2024. Prior to joining the Company, Mr. Rousseau was an executive vice president at Kindred Healthcare, Inc. with multiple leadership roles from June 2013 – July 2016, including president of Kindred Rehabilitation Services, and prior to that, president of the Care Management Division and Kindred at Home, Kindred’s home health, hospice, home care and home-based primary care businesses. Before Kindred, Mr. Rousseau held a number of senior leadership positions at other market-leading healthcare product and technology companies, including vice president of global marketing, strategy, and commercial development at Mylan, Inc. and global senior director of the continuous glucose monitoring franchise with Medtronic PLC (2006 – 2013). For the first part of his career, Mr. Rousseau worked at Friedman Fleischer & Lowe LLC in private equity (1998 – 2005) and at Morgan Stanley in investment banking (1996 – 1998). He received his MBA from Harvard Business School and his A.B. degree from Princeton University.

We believe Mr. Rousseau’s qualifications to serve on our Board of Directors include his extensive executive and leadership experience in the healthcare industry and his multi-disciplinary background.

Hunter Craig	44

Hunter Craig has served as a member of our Board of Directors since 2020. Mr. Craig joined KKR & Co. in 2020 and is a member of the Health Care industry team within KKR & Co.’s Americas Private Equity platform. He currently serves on the Board of Directors of 123Dentist, Cotiviti, DentalXChange, Heartland Dental, and Henry Schein. Prior to joining KKR & Co., Mr. Craig was a vice president at GTCR (2013-2020), where he was involved in investments across the healthcare sector. He began his career as an investment banking analyst in the global industrial & services group at Credit Suisse. Mr. Craig holds a B.B.A., magna cum laude, in Accountancy and Theology from the University of Notre Dame and an M.B.A. from Harvard Business School.

We believe Mr. Craig’s qualifications to serve on our Board of Directors include his significant business, financial, and investment experience related to the healthcare industry and involvement with the KKR Stockholder’s investment in the Company.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance Committee; and the Quality and Compliance Committee.

Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view toward maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders. Our Board and management value the perspective of our stockholders and encourage stockholders to communicate with the Board as described under “Communications with the Board” below.

The Stockholders Agreement described under “Transactions with Related Persons—Stockholders Agreement” provides that certain affiliates of investment funds and other entities affiliated with the KKR Stockholder have the right to designate nominees to our Board of Directors subject to the maintenance of certain ownership requirements in us. As of the record date, the KKR Stockholder continues to meet its ownership requirements and has the right to designate the number of directors and director votes as specified in the Stockholders Agreement. Mr. Lin is the director nominee of the KKR Stockholder pursuant to the Stockholders Agreement.

Controlled Company Exemption

Beginning June 12, 2025, the KKR Stockholder no longer owns a majority of our common stock. As a result, we are no longer considered a “controlled company” within the meaning of the corporate governance standards of Nasdaq and the rules of the SEC. However, even though we are no longer a “controlled company,” we will continue to qualify for, and may rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies during a one (1)-year transition period that began on June 12, 2025. During this one (1)-year transition period, we may elect not to comply with certain corporate governance requirements, including the requirement that our director nominations be made, or recommended to our full Board of Directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or Board resolution addressing the nominations process. Although we have formed the Nominating and Corporate Governance Committee, that committee has not yet adopted a written charter addressing the nominations process; however, we intend to do so on or prior to June 12, 2026.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and Nasdaq rules, a director is not independent unless our Board of Directors affirmatively determines that he or she does not have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current Nasdaq corporate governance standards for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the Nasdaq independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board of Directors has affirmatively determined that each of Ms. Kirtley, Dr. Miller and Messrs. Wicks, Craig, Kim and Lin are independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable Nasdaq guidelines, including with respect to committee membership. Our Board also has determined that each of Ms. Kirtley, Dr. Miller and Mr. Wicks are each “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Ms. Kirtley, Dr. Miller and Messrs. Lin and Wicks is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. In making its independence determinations, our Board of Directors considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

Director Nomination Process

While we formed our Nominating and Corporate Governance Committee in February 2026, our Board of Directors has not yet approved its written charter and, as such, we continue to rely on the Nasdaq “controlled company” exemption from the requirement that director nominations be made, or recommended to the full Board of Directors, by our independent directors or by a nominating and governance committee that is comprised entirely of independent directors with a written charter or board resolution addressing the nominations process and such related matters. See “Controlled Company Exemption” above.

The Board of Directors weighs the characteristics, experience, independence and skills of potential candidates for election to the Board of Directors. In considering candidates for the Board of Directors, the Board of Directors also assesses the size, composition and combined expertise of the Board of Directors. As the application of these factors involves the exercise of judgment, the Board of Directors does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Board of Directors does at a minimum assess each candidate's strength of character, judgment, familiarity with the Company’s business and industry, independence of thought, and ability to work collegially with the other members of the Board of Directors. In addition, the Board of Directors considers other factors that it considers appropriate, including diversity of background with respect to gender, race, ethnicity, and geography. The Board of Directors monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board of Directors, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

In identifying prospective director candidates, the Board of Directors may seek referrals from other members of the Board of Directors, management, stockholders and other sources, including third party recommendations. The Board of Directors also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Board of Directors utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Board of Directors seeks individuals with diverse backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board of Director’s effectiveness.

In determining whether members of the Board of Directors should stand for re-election, the Board of Directors also may assess the contributions of incumbent directors in the context of the Board of Directors evaluation process and other perceived needs of the Board of Directors.

In addition to the process described above, the Board of Directors also nominates the number of individuals designated by the KKR Stockholder as required under the provisions of the Stockholders Agreement described under “Transactions With Related Persons—Stockholders Agreement.” Under the Stockholders Agreement, the KKR Stockholder currently has the right to nominate one director for election to our Board of Directors, which is a reduction from the initial three director nominees prior to the KKR Offerings (as defined below). Mr. Lin is the director nominee of the KKR Stockholder pursuant to the Stockholders Agreement.

When considering whether the nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on the information discussed in each director’s biographical information set forth above. This process resulted in the Board of Directors’ nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

The Board of Directors will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the Company’s proxy statement as a nominee of the stockholder and to serving as a director if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, BrightSpring Health Services, Inc., 805 N. Whittington Parkway, Louisville, Kentucky 40222. All recommendations for nomination received by the Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Board of Directors for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under “Stockholder Proposals for the 2027 Annual Meeting.”

Board Structure

Our Board of Directors is led by Mr. Rousseau, our Chairman of the Board and Chief Executive Officer. The Board of Directors maintains the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board of Directors believes that this flexibility is in the best interests of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairman, would not result in better governance or oversight. By combining the role of Chairman and Chief Executive Officer in Mr. Rousseau, we have ensured that the Chairman of the Board of Directors has a unique understanding of our Company as well as ongoing executive responsibility for the Company. In the Board of Director’s view, this enables the Board of Directors to better understand the Company and work with management to enhance stockholder value. In addition, the Board of Directors believes that this structure enables it to better fulfill its risk oversight responsibilities and enhances the ability of the Chief Executive Officer to effectively communicate the Board of Director’s view to management.

Our Corporate Governance Guidelines provide that whenever the Chairman of our Board of Directors is also the Chief Executive Officer or is a director who does not otherwise qualify as an “independent director,” the independent directors may, but are not obligated to, elect from among themselves a Lead Director. The independent directors have not elected a Lead Director at this time.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board of Directors, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and any non-independent directors.

Board Committees and Meetings

The standing committees of our Board of Directors currently consist of an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Quality and Compliance Committee. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable.

The following table summarizes the membership of each of the Board of Directors’ committees and the number of meetings held by each committee during the year ended December 31, 2025.

	Audit Committee	Compensation Committee	Quality & Compliance and Governance Committee (1)
Hunter Craig			X
Olivia Kirtley(2)	Chair	X
Johnny Kim
Max Lin(2)		Chair
Steve Miller(2)	X		Chair
Jon Rousseau
Tim Wicks(2)	X	X	X
Number of meetings held in 2025	10	5	4

(1)
In February 2026, the Board of Directors separated its previously established Quality & Compliance and Governance Committee and formed the Nominating and Corporate Governance Committee and the Quality and Compliance Committee. The Nominating and Corporate Governance Committee's current composition includes Olivia Kirtley, Steve Miller (Chairperson), and Tim Wicks. The Quality and Compliance Committee's composition remains Hunter Craig, Steve Miller (Chairperson), and Tim Wicks.
(2)
In February 2026, Steve Miller became a member of the Compensation Committee and Tim Wicks replaced Max Lin as Chairperson. The Compensation Committee's current composition includes Olivia Kirtley, Max Lin, Steve Miller, and Tim Wicks (Chairperson).

During the year ended December 31, 2025, the Board of Directors held 11 meetings. During such year, our current directors attended approximately 98% of the aggregate of: (i) all formal meetings of the Board of Directors during their service; and (ii) all meetings of the committees on which the director served during the period in which he or she served as a director.

We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances directors will participate in the meeting. Each current director attended the Company's 2025 annual meeting of shareholders.

Audit Committee

Our Audit Committee currently consists of Olivia Kirtley, who serves as the Chairperson, Tim Wicks, and Steve Miller. All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general and audit committees in particular. In addition, Ms. Kirtley, Mr. Wicks, and Dr. Miller each qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Kim previously served on the Audit Committee, but resigned as a member of the Audit Committee in January 2025 in compliance with the “controlled company” exemption that requires a listed company’s audit committee to be fully independent one year following its listing date.

The purpose of the Audit Committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board of Directors in overseeing:

•
selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•
assisting the Board of Directors in evaluating the qualifications, performance, and independence of our independent registered public accounting firm;
•
assisting the Board of Directors in monitoring the quality and integrity of our consolidated financial statements and our accounting and financial reporting;
•
assisting the Board of Directors in monitoring our compliance with legal and regulatory requirements;
•
reviewing the adequacy and effectiveness of our internal control over financial reporting processes;
•
assisting the Board of Directors in monitoring the performance of our internal audit function;
•
reviewing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements;
•
establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
•
preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at ir.brightspringhealth.com under Corporate Governance → Governance Overview → Audit Committee Charter.

Compensation Committee

Our Compensation Committee currently consists of Tim Wicks, who serves as Chairperson, Olivia Kirtley, Max Lin, and Steve Miller. All members of the Compensation Committee have been determined to be “independent,” consistent with our Compensation Committee charter, Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general and compensation committees in particular.

The purpose of the Compensation Committee is to assist our Board in discharging its responsibilities relating to:

•
reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving, or making recommendations to the Board of Directors with respect to, our CEO’s compensation level based on such evaluation;
•
reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;
•
reviewing and recommending the compensation of our directors;
•
reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure when such disclosure is required by SEC rules;
•
reviewing and approving any stock ownership guidelines for our directors and executive officers and any “clawback” policy and monitoring compliance therewith;
•
preparing the Compensation Committee report to be included in our annual proxy statement when such report is required by SEC rules; and
•
reviewing and making recommendations with respect to our equity compensation plan.

Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at ir.brightspringhealth.com under Corporate Governance → Governance Overview → Compensation Committee Charter.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Steve Miller, who serves as Chair, Olivia Kirtley, and Tim Wicks. All members of the Nominating and Corporate Governance Committee have been determined to be “independent,” consistent with our Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general.

All members of the Nominating and Corporate Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general. The Board of Directors has not yet adopted a written charter for the Nominating and Corporate Governance Committee. See “Controlled Company Exemption” above. Once approved by the Board of Directors, the written charter of the Nominating and Corporate Governance Committee will be available on our website at ir.brightspringhealth.com under Corporate Governance → Governance Overview → Nominating and Corporate Governance Committee Charter.

Quality and Compliance Committee

Our Quality and Compliance Committee currently consists of Steve Miller, who serves as the Chairperson, Hunter Craig, and Tim Wicks.

The purpose of the Quality and Compliance and Governance Committee includes:

•
assisting the Board of Directors in its oversight of general internal control and risk management procedures and regulatory compliance programs (excluding financial and other matters which are subject to the oversight of the Audit Committee); and
•
reviewing the process for communicating the Code of Ethics and Business Conduct to Company personnel, and for monitoring compliance therewith.

At the time we formed our Nominating and Corporate Governance Committee in February, 2026, we also reconstituted our Quality & Compliance and Governance Committee and each of Dr. Miller and Messrs. Wicks and Craig remained members of this committee. At the time a new charter for the Nominating and Corporate Governance Committee is approved by us, the Company will also approve a new charter for the reconstituted Quality and Compliance Committee. Our Board of Directors has adopted a written charter for the Quality & Compliance and Corporate Governance Committee, which is available on our website at ir.brightspringhealth.com under Corporate Governance → Governance Overview → Quality & Compliance Committee Charter and which will be replaced by the charter for the Quality and Compliance Committee as soon as it is approved by the Company.

Oversight of Risk Management

Our Board of Directors has extensive involvement in the oversight of risk management related to us and our business. Our Board of Directors currently accomplishes this oversight both directly and through its Audit Committee, Compensation Committee, and Quality & Compliance and Governance Committee, each of which assists the Board of Directors in overseeing a part of our overall risk management and regularly reports to the Board of Directors. The Audit Committee represents the Board of Directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the oversight of administrative and financial controls, our compliance with legal and regulatory requirements and our policies with respect to risk assessment and risk management. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses significant areas of our business and related risks and summarizes for the Board of Directors areas of risk and any mitigating factors. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. The Quality & Compliance and Governance Committee represents the Board of Directors by periodically reviewing and discussing with Company management the Company’s major risk exposures relating to the oversight of general internal control and risk management procedures and regulatory compliance programs (excluding financial and other matters which are subject to the oversight of the Audit Committee), and monitoring compliance with the Code of Ethics and Business Conduct by Company personnel. In addition, our Board of Directors receives periodic detailed operating performance reviews from management. We expect that, upon adoption of its written charter, the Nominating and Corporate Governance Committee will oversee and evaluate programs and risks associated with the organization of the Board of Directors organization, membership and structure, succession planning and corporate governance,and the Quality and Compliance Committee will no longer fulfill these functions.

Code of Ethics and Business Conduct

We adopted a Code of Ethics and Business Conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. Our Code of Ethics and Business Conduct is available on our website at ir.brightspringhealth.com under Corporate Governance → Governance Overview → Code of Ethics and Business Conduct. Our Code of Ethics and Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website at ir.brightspringhealth.com under Corporate Governance → Governance Overview → Code of Ethics and Business Conduct.

Insider Trading Policies and Procedures

The Company has adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of its securities by directors, officers, and employees that the Company believes are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards. The Company’s insider trading policy states, among other things, that its directors, officers, and employees (and entities controlled by such persons as well as family members) are prohibited from trading in such securities while in possession of material, nonpublic information. The Company is also prohibited from trading in the Company securities while in possession of material, nonpublic information related to the Company unless such trading activity complies with all applicable securities laws.

The Company’s insider trading policy also prohibits directors and employees (including officers) from trading in options, warrants, puts and calls or similar instruments on the Company’s securities or selling such securities short. In addition, directors and employees (including officers) are prohibited from purchasing financial instruments or otherwise engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

The foregoing summary does not purport to be complete and is qualified by reference to the Securities Trading Policy, which is filed as Exhibit 19.1 to the Company’s Annual Report on Form 10-K.

Communications with the Board

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of our Board of Directors, including each of the committees of the Board, or with the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Company’s Corporate Secretary 805 N. Whittington Parkway, Louisville, Kentucky 40222, who will forward such communication to the appropriate party.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for 2026.

Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of KPMG LLP is expected to attend the Annual Meeting. The representative will also have the opportunity to make a statement if the representative desires to do so, and the representative is expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2025 and 2024 by KPMG LLP, our independent registered public accounting firm.

	For the Years Ended December 31,
	2025	2024
Audit Fees	$4,532,000	$3,057,500
Audit-Related Fees	530,000	—
Tax Fees	166,245	132,590
All Other Fees	11,060	161,060
Total Fees	$5,239,305	$3,351,150

Audit Fees. This category consists of the annual audit of our consolidated financial statements and the interim reviews of the quarterly consolidated financial statements and services rendered in connection with registration statements, including comfort letters and consents.

Audit-Related Fees. This category consists of fees billed for professional services provided in connection with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not reported under Audit Fees.

Tax Fees. This category includes all fees associated with tax compliance, tax advice, and tax planning work.

All Other Fees. This category consists of fees for all other services that are not reported above.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

All services were pre-approved by our audit committee, which concluded that the provision of such services by KPMG LLP, was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee’s pre-approval policy provides for the pre-approval of audit, audit-related and tax services specifically described by the audit committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the audit committee if it is to be provided by the independent registered public accounting firm. The policy authorizes the audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Vote Required

Approval of the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2026 requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote “AGAINST” this proposal and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter that is reviewed annually by the Audit Committee. Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Olivia Kirtley, Chair

Steve Miller

Tim Wicks

PROPOSAL NO. 3—ADVISORY NON-BINDING VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory, non-binding vote to approve the compensation of our named executive officers as described in this Proxy Statement. This proposal provides our stockholders with the opportunity to express their views on the design and effectiveness of our executive compensation program.

Advisory Non-Binding Vote on Compensation of Named Executive Officers

We believe that our executive compensation philosophy and program, as described below in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement, are effective in achieving our goals, and that the executive compensation reported in this Proxy Statement is appropriate, competitive, and aligned with both short-term and long-term business strategy and outcomes. The compensation program for our named executive officers is focused on pay-for-performance principles. The program is designed to attract, motivate, and retain executive officers in a highly competitive market for executive talent, reward and align the executive officers’ interests with the interests of our stockholders to create long-term value, while at the same time avoiding the encouragement of excessive risk-taking.

For a more detailed discussion of our compensation philosophy, objectives, principles, and programs, we strongly encourage our stockholders to review this Proxy Statement, and in particular the information contained in “Executive Compensation Discussion and Analysis” and in the compensation tables and narrative that follow it in the “Executive Compensation Tables” section of this Proxy Statement.

The vote on executive compensation is not intended to address any specific element of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Because this vote is advisory in nature, it will not affect any compensation already paid to our named executive officers, and will not be binding on us, the Compensation Committee, or the Board. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote in making future executive compensation decisions.

We are asking our stockholders to vote “FOR,” in an advisory vote, the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed under “Compensation Discussion and Analysis” pursuant to Item 402 of Regulation S-K, including the accompanying compensation tables and narrative disclosure contained in this Proxy Statement, is hereby APPROVED.”

Vote Required

Approval, on an advisory, non-binding basis, of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote “AGAINST” this proposal and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS OF THE COMPANY

The following table presents summary information regarding each of our executive officers as of the date of this Proxy Statement. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Jon Rousseau	52	Chairman, President, and Chief Executive Officer
Jennifer Phipps	45	Executive Vice President and Chief Financial Officer, Corporate Secretary
Scott Greenwell	49	Executive Vice President and President, PharMerica
Lisa Nalley	53	Chief of Staff and Senior Vice President, Human Resources

Jon Rousseau has served as our President and Chief Executive Officer since September 2016, and the Chairman of our Board since January 2024. Prior to joining the Company, Mr. Rousseau was an executive vice president at Kindred Healthcare, Inc. with multiple leadership roles from June 2013 – July 2016, including president of Kindred Rehabilitation Services and prior to that president of the Care Management Division and Kindred at Home, Kindred’s home health, hospice, home care and home-based primary care businesses. Before Kindred, Mr. Rousseau held a number of senior leadership positions at other market-leading healthcare product and technology companies, including vice president of global marketing, strategy, and commercial development at Mylan, Inc. and global senior director of the continuous glucose monitoring franchise with Medtronic PLC (2006 – 2013). For the first part of his career, Mr. Rousseau worked at Friedman Fleischer & Lowe LLC in private equity (1998 – 2005) and at Morgan Stanley in investment banking (1996 – 1998). He received his MBA from Harvard Business School and his A.B. degree from Princeton University.

Jennifer Phipps has served as our Executive Vice President and Chief Financial Officer since March 2025. Previously, Ms. Phipps served as the Company’s Senior Vice President and Chief Accounting Officer since January 2017 and as Principal Accounting Officer since the Company’s initial public offering in January 2024, as well as Chief Financial Officer of the Company’s Home Health and Hospice business lines since January 2023. In her capacity at the Company, Ms. Phipps has also managed and overseen the organization’s procurement, real estate, and tax departments and played a leadership role in all financial systems processes and enhancements and all financially related acquisitions and divestitures activities. Prior to joining the Company in 2017, Ms. Phipps served in various accounting and SEC reporting leadership roles over time at Cardinal Health from 2009 to 2017. Prior to that, she worked in public accounting at Ernst & Young from 2003 to 2009. Ms. Phipps holds an active CPA license and earned her Bachelor of Science in Business Administration in accounting and Master of Accounting from The Ohio State University.

Scott Greenwell, Pharm.D., has served as our Executive Vice President and President of PharMerica's Home and Community pharmacy since June 2025. Dr. Greenwell previously served as President of Pharmacy Solutions at Humana Inc., where he managed a $48 billion pharmacy solutions business, including Pharmacy Benefits Management, Home Delivery, and Specialty Pharmacy. Dr. Greenwell holds a Doctorate of Pharmacy from the University of Kentucky and has completed executive education programs at Harvard Business School and the University of Chicago Booth School of Business.

Lisa Nalley has served as our Chief of Staff since February 2017 and Senior Vice President of Human Resources since August 2020, and also serves as the leader of the Executive Project Management Office. Prior to joining the Company, Ms. Nalley was a business consultant at Barrel Consulting, LLC, and before that, Ms. Nalley served as Sr. Director of Strategic Initiatives for Kindred Rehabilitation Services and Kindred at Home, as well as several other business improvement roles from 2003 to 2016 at Kindred Healthcare, Inc. Ms. Nalley has an A.A.S. in Applied Science in paralegal science from Marshall University.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This compensation discussion and analysis provides an overview of our executive compensation philosophy and the material elements of compensation awarded to, earned by, or paid to our named executive officers with respect to the year ended December 31, 2025. Our executive compensation scheme is designed to attract and retain individuals qualified to manage and lead our Company and to also motivate them to contribute to the achievement of our financial and operational goals and ultimately create and grow our equity value.

Our named executive officers for 2025 were:

Name	Title
Jon Rousseau	President and Chief Executive Officer
Jim Mattingly(1)	Former Executive Vice President and Chief Financial Officer
Jennifer Phipps(2)	Executive Vice President and Chief Financial Officer, Corporate Secretary
Bob Barnes(3)	Former President, Community Living
Scott Greenwell	Executive Vice President and President, PharMerica
Lisa Nalley	Chief of Staff and Senior Vice President, Human Resources
Jennifer Yowler(4)	Former President, PharMerica and Senior Vice President, Sales and Account Management

(1)On March 4, 2025, Mr. Mattingly resigned as Chief Financial Officer of the Company.

(2)On March 4, 2025, Ms. Phipps was promoted to Chief Financial Officer of the Company.

(3)On March 30, 2026, Mr. Barnes departed in connection with the divestiture of the Community Living business.

(4)On June 16, 2025, Ms. Yowler transitioned from President of PharMerica to Senior Vice President, Sales and Account Management for PharMerica.

Compensation Philosophy, Objectives & Process – How We Make Compensation Decisions

Our Compensation Philosophy and Objectives

Our primary executive compensation philosophy and objectives are to:

•
attract, reward, and retain the people that drive quality, operations, efficiency, growth, and profitability;
•
provide fair and competitive compensation opportunities that appropriately reward executives for their contributions to our success; and
•
align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

We seek to maintain a quality and performance-oriented culture and a compensation approach that rewards our named executive officers when we achieve our goals and objectives, while putting at risk an appropriate portion of their compensation if our goals and objectives are not achieved. Consistent with this philosophy, as displayed in the chart below, we have sought to create an executive compensation package that balances short-term versus long-term components, cash versus equity elements and fixed versus contingent payments in ways that we believe are most appropriate to motivate them.

Fiscal 2025 Highlights

We achieved strong performance in 2025, and the financial performance highlights identified in the bullets below are closely tied to the performance metrics of our compensation program:

•
Adjusted EBITDA for the fiscal year ended 2025 was $618 million, compared to $460 million in 2024. The increase in Adjusted EBITDA was primarily driven by strong performance in our pharmacy solutions and provider services segments.
•
Revenue grew by $2.8 billion, or 28.2%, to $12.9 billion.

“Adjusted EBITDA” is a non-GAAP financial measure that is defined as our net income before interest, taxes, depreciation, and amortization adjusted to eliminate the impact of certain items, including certain non-cash and other items, that we do not consider representative of our ongoing operating performance. For additional detail on the reconciliation from Net Income to Adjusted EBITDA see “Non-GAAP Financial Measures” on page 72 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Other financial highlights include:

•
Pharmacy Solutions segment EBITDA grew by $148.8 million, or 37.7%, to $543.5 million.
•
Pharmacy Solutions segment revenue grew by $2.7 billion, or 30.7%, to $11.4 billion.
•
Provider Services segment EBITDA grew by $27.4 million, or 13.3%, to $232.7 million.

Role of Our Board of Directors and Executive Officers

Our Compensation Committee and our Board of Directors have determined and approved long-term executive compensation for our executive officers after taking into consideration the recommendations of our Chief Executive Officer, except with respect to his own long-term executive compensation. Our Compensation Committee and our Board of Directors annually review our Chief Executive Officer’s performance and approve any changes to his compensation package in light of such review. Our Chief Executive Officer does not participate in deliberations regarding his own compensation. Our Chief Executive Officer periodically reviews each other named executive officer’s performance with our Compensation Committee and recommends an appropriate base salary, annual incentive payout, relevant discretionary bonuses, if applicable, and grants of long-term equity incentive awards.

Role of the Compensation Consultant

In April 2021, we engaged Meridian Compensation Partners, a compensation consulting firm (the “Consultant”), to provide executive compensation consulting services to help align executive pay with market practices following our initial public offering. The Compensation Committee has continued to engage the Consultant to advise on executive pay market practices and trends since our initial public offering.

The Consultant performed a variety of work, including but not limited to assisting in the development of a market-based executive compensation program and conducting a review of the competitiveness of our executive compensation program. For 2025, with support from the Consultant, the Compensation Committee approved an updated peer group comprised of the 17 companies described below. The peer group was selected based on weighted parameters and financial information and is intended to ensure that the Company remains within a reasonable range of the peer median in terms of revenue, headcount, and market value.

Acadia Healthcare Company, Inc.	Labcorp Holdings Inc.	Tenet Healthcare Corporation

Brookdale Senior Living Inc.	Molina Healthcare, Inc.	The Ensign Group, Inc.

Chemed Corporation	Option Care Health, Inc.	Universal Health Services, Inc.

Community Health Systems, Inc.	PACS Group, Inc.

DaVita Inc.	Quest Diagnostics Incorporated

Encompass Health Corporation	Select Medical Holdings Corporation

Henry Schein, Inc.	Surgery Partners, Inc.

Elements of Compensation - What We Pay and Why

Base Salary

Base salary compensates executives for performing the requirements of their positions and provides executives with a predictable and stable level of cash income with respect to a portion of their total compensation. Base salaries are intended to reward performance and to attract and retain key executives. Base salaries may be adjusted annually and, in certain circumstances, adjusted mid-year to address competitive pressures or changes in job responsibilities.

Base salary rates for 2025 were as follows:

Name	2025 Base Salary Rate
Jon Rousseau	$1,400,000
Jim Mattingly	$424,598
Jennifer Phipps	$500,000
Bob Barnes	$450,000
Lisa Nalley	$400,000
Scott Greenwell	$450,000
Jennifer Yowler	$440,003

Effective March 16, 2025, Mr. Rousseau received a base salary increase reflecting the Compensation Committee’s assessment of his strong leadership, execution of the Company’s strategic initiatives and the increasing scale and complexity of the Company’s operations. Mr. Mattingly’s salary reflects his annualized rate prior to his separation on March 4, 2025. In connection with the divestiture of the Community Living business, Mr. Barnes received a retroactive increase to his base salary effective July 1, 2025 with the retroactive portion paid during early 2026. Ms. Nalley received a merit based increase effective September 1, 2025. Ms. Yowler’s salary reflects her rate as President of PharMerica prior to her transition to Senior Vice President, Sales & Account Management effective June 16, 2025.

Annual Cash Incentive Program

During 2025, we provided our named executive officers with the opportunity to share in our success through annual cash incentive awards under the BrightSpring Health Services Short Term Incentive Compensation Plan (the “BHS STIC”). The BHS STIC is designed to provide each participant with a “balanced scorecard” for the participant’s annual cash incentive award. The “balanced scorecard” establishes specific corporate performance goals balanced by goals from the officer’s individual area of responsibility and the officer’s expected level of contribution to the Company’s achievement of its corporate goals. Payouts under the BHS STIC are based on our achievement of predefined financial and operational performance targets included within the balanced scorecard. For 2025, the BHS STIC focused on two financial measures: (i) our ability to grow total company-wide profitability (as measured based on EBITDA, calculated as described in the Item 7 “Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and as adjusted to include discontinued operations) and (ii) our ability to increase year over year company-wide revenue. Further, for 2025, the non-financial measures focused on a quality index comprised of quality measures from our business lines based on industry quality benchmarks and internally developed quality measures. The quality index included measures such a CAHPS Global Measures, external surveys, customer satisfaction scores, internal audits and pharmacy fulfillment accuracy and timeliness. The balanced scorecard approach is designed to encourage a consistent, long-term management approach to enhancing stockholder value.

For 2025, performance objectives were set at levels that we believed would reflect strong performance based on historical performance and the then-prevailing relevant market conditions in our businesses and macroeconomic conditions. We believe the combination of these performance measures and the proportionate weighting assigned to each reflected our overall goals for 2025, which balanced the achievement of our financial performance with the other scorecard categories. The BHS STIC requires that a minimum EBITDA trigger be met as the “gate” into the plan. If this minimum EBITDA trigger is not achieved for the calendar year performance period, then the plan will not be funded and payouts will not be made to the participant. In addition, awards under the BHS STIC, if earned, are generally contingent upon the participant remaining in continuous employment through the payment date.

The following table illustrates the weighting of each of the scorecard objectives under the BHS STIC for each continuing named executive officer:

Name	Financial Company-Wide or Operating Unit EBITDA and Revenue(1) (2)	Quality Index
Jon Rousseau	75%	25%
Jennifer Phipps	75%	25%
Bob Barnes	75%	25%
Lisa Nalley	75%	25%
Scott Greenwell	75%	25%

(1)Company-wide EBITDA and Revenue for Mr. Rousseau and Mses. Phipps and Nalley. Consolidated community living EBITDA and Revenue for Mr. Barnes.

(2)Mr. Greenwell's financial performance metrics included Consolidated Long-Term Care Pharmacy EBITDA (weighted 40%) and Consolidated Pharmacy EBITDA (weighted 35%).

Payouts are based on threshold, target, and maximum levels of achievement of the performance objectives applicable to participants. Threshold refers to the minimum acceptable level of performance required for bonus payout consideration, target is the desired level of performance, and maximum is aspirational performance. We focus on matching rewards with results and encourage executive officers to make significant contributions toward our financial results by providing a basic reward for reaching threshold expectations, plus an upside for reaching our aspirational goals. We believe that establishing a maximum payout amount under the BHS STIC deters excessive risk-taking, while having an equitable payout amount that can be earned at a defined performance threshold encourages goal attainment. No payout is made for performance below the minimum threshold. Notwithstanding the forgoing, we have reserved the ability to adjust the actual financial performance results to exclude the effects of extraordinary, unforeseen, unusual, or infrequently occurring events.

The following tables also illustrate the EBITDA and revenue trigger percentage for plan funding and payout.

BHS STIC

Messrs. Rousseau, Barnes and Greenwell and Mses. Phipps and Nalley

	EBITDA and Revenue Payout			Quality Index Payout
	as a Percentage of Target Award			as a Percentage of Target Award
Plan Funding Trigger	Threshold (%)	Target (%)	Maximum (%)
as Percentage of	95	100	105(1)	Threshold	Target	Maximum
Executive’s EBITDA	Achievement	Achievement	Achievement	Achievement	Achievement	Achievement
Target	Level	Level	Level	Level	Level	Level
95%	50%	100%	200%	50%	100%	200%

(1)
For Messrs. Barnes and Greenwell only, the Maximum Achievement Level is 110% and not 105%.

Under the BHS STIC, incentive compensation is earned only if the plan’s funding requirement is satisfied. Achievement of at least 95% of the Company’s EBITDA target is required for the BHS STIC to fund. If this threshold is not achieved, no incentive compensation is earned, regardless of performance against individual financial or non‑financial measures.

Payouts under the BHS STIC are determined using pre‑established, discrete performance levels for each applicable metric. Participants must meet or exceed the applicable performance level to earn the corresponding payout percentage. Performance results that fall between performance levels do not result in partial or proportional payouts. If achievement with respect to any performance objective does not reach the minimum threshold level, that objective is deemed to have 0% attainment.

As described above, 25% of the total payout for each of our named executive officers under the BHS STIC is based on certain non‑financial quality index measures. We do not disclose the target levels of these measures because such disclosure would result in competitive harm (for example, by providing competitors with insight into our business unit forecasting, strategy and performance). These targets are set at the same time and are subject to the same rigorous governance and approval processes used for establishing the Company’s financial performance metrics. Achievement of threshold (50% payout), target (100% payout) and maximum (200% payout) levels for the non‑financial measures is evaluated using the same framework applied to the Company’s financial objectives under the BHS STIC. There is no payout for achievement below threshold, and payments are capped at 200% of target.

For each performance objective, the achievement factor is determined by reference to the applicable payout percentage associated with the discrete performance level achieved, based on the pre‑established performance scale illustrated in the tables below. The weighted achievement factor for each performance objective is calculated by multiplying the weight assigned to that objective by the applicable achievement factor for that measure. The following tables illustrate the determination of plan funding and payout outcomes based on actual performance relative to the applicable performance levels and the resulting weighted achievement factors.

Mr. Rousseau and Mses. Phipps and Nalley

		Threshold	Target	Actual	Percent Achievement	Percent
Performance Objective	Weighting	Achievement	Achievement	Achievement	(% of Target)	Payout
Financial
Adjusted EBITDA ($ in millions)	60%	$628	$661	$760	114.87%	200.00%
Net Revenue ($ in millions)	15%	$11,625	$12,237	$14,120	115.39%	200.00%
Non-Financial
Quality Index	25%				141.67%	141.67%

BHS STIC

Mr. Barnes

		Threshold	Target	Actual	Percent Achievement	Percent
Performance Objective	Weighting	Achievement	Achievement	Achievement	(% of Target)	Payout
Financial
Consolidated Community Living EBITDA, as adjusted ($ in millions) (1)	60%				109.33%	190.00%
Consolidated Community Living Revenue ($ in millions) (1)	15%				99.76%	95.00%
Non-Financial
Quality Index	25%				125.00%	125.00%

(1)We are not disclosing the targets for these specific business units as we believe that doing so would cause competitive harm.

BHS STIC

Mr. Greenwell

		Threshold	Target	Actual	Percent Achievement	Percent
Performance Objective	Weighting	Achievement	Achievement	Achievement	(% of Target)	Payout
Financial
Consolidated Pharmacy EBITDA ($ in millions) (1)	35%				106.38%	160.00%
Consolidated LTC Pharmacy Revenue ($ in millions) (1)	40%				84.55%	0.00%
Non-Financial
Quality Index	25%				125.00%	125.00%

(1)We are not disclosing the targets for these specific business units as we believe that doing so would cause competitive harm.

For 2025, our continuing named executive officers’ target annual cash incentive award as a percentage of earned base salary was 150% for Mr. Rousseau, 100% for Ms. Phipps, 75% for Mr. Greenwell and 60% each for Mr. Barnes and Mses. Nalley and Yowler. Actual amounts paid under the BHS STIC were calculated separately for each scorecard performance objective by multiplying each named executive officer’s base salary earned in 2025 (or such named executive officer's full-year rate of base salary for Mr. Rousseau and Mses. Phipps and Nalley) by (i) the executive’s BHS STIC target award opportunity (which is reflected as a percentage of earned base salary) and (ii) the executive’s weighted performance objective achievement factor for that objective, and then adding the results together.

The following table illustrates the calculation of the payout earned under the BHS STIC by each of our continuing named executive officers.

		Target	Target	Payout Earned Under	Payout as a
		Award as a	Award	Balanced	percentage of
Name	Base Salary Earned ($)	percentage of Base Salary	Opportunity ($)	Scorecard ($)	Target Award
Jon Rousseau	1,316,717	150%	2,100,000	3,893,750	185%
Jennifer Phipps	469,265	100%	500,000	927,084	185%
Bob Barnes	450,000	60%	270,000	430,650	160%
Lisa Nalley	349,680	60%	240,000	445,000	185%
Scott Greenwell	249,041	75%	186,781	162,966	87%
Jennifer Yowler	440,003	60%	264,002	104,758	40%

Notwithstanding the establishment of the performance components and the formula for determining the BHS STIC award payment amounts as described above, we have the ability to exercise positive or negative discretion and award a greater or lesser amount than determined by the above formula if, in the exercise of our business judgment, we determine that a greater or lesser amount is warranted under the circumstances.

Additional details regarding the dollar value of threshold, target, and maximum bonus payout opportunities for 2025 are provided under “Executive Compensation Tables-Grants of Plan-Based Awards.”

Discretionary Bonuses

The Compensation Committee awarded a $187,500 discretionary bonus to Mr. Barnes to reward his leadership in driving critical quality, performance and integration outcomes within the Community Living segment during 2025. As part of year‑end compensation administration for the 2025 annual short‑term incentive program, the Company approved discretionary payments of $5,000 to Jennifer Yowler and $24,000 to Scott Greenwell. These payments were made outside the plan’s formulaic framework and were not required under the terms of the incentive plan.

Long-Term Incentive Program

In addition to base salary and cash bonus compensation, each of our continuing named executive officers is eligible for long-term equity (“LTI”) awards. The LTI program is designed to reward for future Company performance, align with the long-term interests of our stockholders and to retain executives over multi-year vesting periods. LTI compensation provides an opportunity for executive officers to increase their ownership interest in the Company through grants of equity-based awards.

Awards Granted in 2025

In connection with our initial public offering, we adopted the 2024 BrightSpring Health Services, Inc. Equity Incentive Plan (as amended, the “2024 Incentive Plan”), effective January 24, 2024. In January 2025, our Board of Directors granted stock options and restricted stock units under the 2024 Incentive Plan to each of our named executive officers. The stock options and restricted stock units are subject to time-based vesting terms. The grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“Topic 718”), for each of these awards is reported in the Summary Compensation Table. Additional details regarding the equity award described above, including grant date and exercise price, are provided under “Executive Compensation Tables-Outstanding Equity Awards at December 31, 2025.”

The stock options have a ten-year term and vest in three equal annual installments subject to continued employment or service through each applicable vesting date.

For Mr. Rousseau only, the stock options are subject to quarterly vesting, and if he is terminated by us without cause, resigns for good reason, or due to Mr. Rousseau’s death or disability, all then unvested stock options granted in 2025 shall become fully vested upon such termination.

For more information on vesting and other treatment of these stock options upon specified termination events or a change in control, see “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change of Control.”

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

During 2025, we did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards. Equity awards, including stock options, are not granted in anticipation of the release of material non-public information, and the release of material non-public information is not timed based on stock option or other equity grant dates.

Executive and Broad-Based Employee Benefits

Our continuing named executive officers are eligible to receive the same medical, dental, vision, and voluntary benefits offered to all other full-time employees. Additionally, our continuing named executive officers are eligible to receive enhanced life and disability benefits, including group term life and accidental death & dismemberment insurance (2.0x their annual base salary up to $1.5 million), full income replacement as a result of a short term disability for up to 26 weeks, and a long term disability benefit of 70% of monthly earnings up to a maximum of $20,000 per month. The enhanced short-term disability benefit program is self-funded (i.e., no premiums are paid to a third-party insurer) and thus there is no incremental cost to the Company to provide this benefit, as no specific allocation of cost is made to any named executive officer prior to the occurrence of a disability.

During 2025, we sponsored and maintained a plan qualified under Section 401(k) of the Internal Revenue Code for all eligible employees, including our named executive officers (the “401(k) Plan”). Under the 401(k) Plan, eligible employees may elect to defer a portion of their compensation, up to the limit prescribed by the Internal Revenue Service. None of our named executive officers were eligible to receive any discretionary employer matching contributions under our 401(k) Plan with respect to 2025.

In addition, in 2025, under our BrightSpring Health Services Nonqualified Deferred Compensation Plan, management and other highly compensated employees were permitted to defer up to 50% of their annual salary.

Severance Arrangements

Our employment arrangements with each of our named executive officers provide for payments and other benefits in connection with certain qualifying terminations of employment. Our Board of Directors believes that these severance benefits: (1) help secure the continued employment and dedication of our named executive officers; (2) enhance our value to a potential acquirer because our named executive officers have non-competition, non-solicitation, and confidentiality provisions that apply after any termination of employment, including after a change in control; and (3) are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management.

Additional information regarding the severance arrangements with each of our named executive officers, including a quantification of benefits that would have been received by each named executive officer who are currently employed by the Company had his or her employment terminated on December 31, 2025, is provided under “Termination and Change in Control Arrangements.”

Clawback Policy

We have adopted an incentive compensation clawback policy that complies with the SEC and Nasdaq requirements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal year 2025 and included in this Proxy Statement.

Respectfully submitted by the members of the Compensation
Committee of the Board.

Tim Wicks, Chair
Olivia Kirtley
Max Lin
Steve Miller

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the years indicated.

						Non-Equity
					Option	Incentive Plan	All Other
		Salary	Bonus	Stock Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)	($)(4)	Total ($)
Jon Rousseau President and Chief Executive Officer	2025	1,316,717	—	6,000,015	5,999,997	3,893,750	630,980	17,841,460
	2024	1,000,053	—	12,582,492	2,250,205	1,605,556	235,587	17,673,893
	2023	926,027	—	—	5,949,200	1,419,531	10,054,073	18,348,831
Jim Mattingly Former Executive Vice President and Chief Financial Officer	2025	106,154	—	—	—	—	437,304	543,457
	2024	424,632	177,165	1,003,132	196,875	545,372	2,176	2,349,353
	2023	424,598	—	—	—	482,184	2,176	908,957
Jennifer Phipps Executive Vice President and Chief Financial Officer	2025	469,265	—	1,500,004	1,499,999	927,084	47,699	4,444,051
Bob Barnes President, Community Living	2025	450,015	187,500	—	—	430,650	1,770	1,069,935
	2024	450,035	225,000	606,060	118,948	365,766	2,206	1,768,014
	2023	419,980	—	—	—	322,545	2,171	744,696
Lisa Nalley Chief of Staff and Senior Vice President, Human Resource	2025	349,680	—	800,010	800,004	445,000	1,571	2,396,266
	2024	324,527	210,000	1,253,902	246,092	250,081	1,971	2,286,573
Scott Greenwell Executive Vice President and President, PharMerica	2025	249,041	274,000	375,005	375,005	162,966	738	1,436,755
Jennifer Yowler Former President, PharMerica and Senior Vice President, Sales and Account Management	2025	440,003	5,000	400,014	400,002	104,758	1,754	1,351,531

(1) Amounts reflect the named executive officer’s annual base salary earned during the applicable year taking into account increases, if any, in base salary during the course of the year.

(2) Amounts reflect discretionary bonus amounts paid during fiscal year 2025.

(3) Amount reflects the aggregate grant date fair value of equity awards granted to our named executive officers during 2025, computed in accordance with Topic 718, disregarding the effect of estimated forfeitures. The assumptions made in the valuation of our equity awards are found in Note 10 to our audited consolidated financial statements included elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(4) “All Other Compensation” for 2025 consists of the following:

	Enhanced
	LTD	GTL	AD&D
	Insurance	Insurance	Insurance	Other
	Premium	Premium	Premium	Perks	Total
Name	($)	($)	($)	($)(1)(2)	($)
Jon Rousseau	1,046	1,026	180	628,728	630,980
Jim Mattingly	261	145	26	436,871	437,304
Jennifer Phipps	1,034	644	113	45,908	47,699
Bob Barnes	1,046	616	108	—	1,770
Lisa Nalley	1,008	479	84	—	1,571
Scott Greenwell	436	257	45	—	738
Jennifer Yowler	1,046	603	106	—	1,754

(1) Amounts reflect Mr. Rousseau’s and Ms. Phipps’ use of a private plane.

(2) The amounts payable pursuant to Mr. Mattingly include $423,156 in severance payments (comprised of $318,461 in salary continuation payments and $104,695 in pro-rata bonus payments under the 2025 STIC) and $13,715 representing the Company-paid portion of COBRA premiums for continuation coverage during 2025 pursuant to the terms of his separation agreement.

Grants of Plan-Based Awards

The following table provides information on bonus opportunity ranges under the BHS STIC for each of our named executive officers and equity awards granted during 2025.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
			Threshold	Target	Maximum
Grant Name	Award Type	Grant Date	($)(1)	($)	($)	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($)	Grant Date Fair Value of Stock and Option Awards(2)
Jon Rousseau	BHS STIC	4/29/2025	630,000	2,100,000	4,200,000
	Option					3/17/2025	—	733,496	17.45	6,027,649
	RSU					3/17/2025	345,424	—	—	5,999,997
Jennifer Phipps	BHS STIC	4/29/2025	150,000	500,000	1,000,000
	Option					3/17/2025	—	183,374	17.45	1,506,912
	RSU					3/17/2025	86,356	—	—	1,499,999
Bob Barnes	BHS STIC	4/29/2025	81,000	270,000	540,000
Lisa Nalley	BHS STIC	4/29/2025	72,000	240,000	480,000
	Option					3/17/2025	—	97,800	17.45	803,695
	RSU					3/17/2025	46,057	—		800,004
Scott Greenwell	BHS STIC	4/29/2025	70,043	186,781	373,562
	Option					6/20/2025	—	35,920	22.27	375,005
	RSU					6/20/2025	16,839	—	—	375,005
Jennifer Yowler	BHS STIC	4/29/2025	99,001	264,002	528,004
	Option					3/17/2025	—	48,900	17.45	400,014
	RSU					3/17/2025	23,029	—	—	400,002

(1)Amounts reflect, with respect to each of our named executive officers, the possible payouts of cash incentive compensation under the BHS STIC. Under the BHS STIC, the threshold amount is calculated as the minimum amount that could be payable under the applicable plan to the participating executive assuming satisfaction of the initial EBITDA trigger required to fund the particular plan (disregarding, for purposes of this calculation, potential adjustments of an executive’s bonus payout based on that executive’s achievement of other balanced scorecard objectives). If the Company had achieved exactly the threshold level of EBITDA required to fund the BHS STIC (and no higher), the payout percentage would be the amount reflected in this column. The actual amounts paid, with respect to the BHS STIC, are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)The grant date fair value for the options and RSUs is calculated in accordance with computed in accordance with Topic 718 based on the per share price at which our common stock was offered to the public in connection with our initial public offering.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2025

Employment Arrangements

We have entered into written arrangements with each of our continuing named executive officers governing the terms of their respective employment with us.

Rousseau Employment Agreement

We entered into an employment agreement with Mr. Rousseau, effective as of March 5, 2019 (the “Rousseau Employment Agreement”). The Rousseau Employment Agreement provides that Mr. Rousseau will serve as our President and Chief Executive Officer. The Rousseau Employment Agreement has an initial term that ended on December 31, 2023 and automatically renews on an annual basis unless terminated in accordance with the Rousseau Employment Agreement. The Rousseau Employment Agreement also provides for (i) an initial salary of $800,000, subject to review for increase at least annually and (ii) eligibility to receive an annual bonus, with a target bonus equal to 100% of base salary. Mr. Rousseau is also entitled to participate in our employee benefit arrangements and to receive reimbursement for certain membership fees.

The Rousseau Employment Agreement contains restrictive covenants, including confidentiality of information, assignment of intellectual property, non-competition, employee no-hire, employee non-solicitation, client and customer non-solicitation, and mutual non-disparagement covenants. The confidentiality covenant and Mr. Rousseau’s covenant not to disparage us have an indefinite term (whereas our directors’ and executive officers’ obligation not to disparage Mr. Rousseau applies during employment and for three years following Mr. Rousseau’s termination of employment). The non-competition and non-solicitation covenants are effective both during Mr. Rousseau’s employment with us and until the 24-month anniversary of termination of employment for any reason.

The Rousseau Employment Agreement further provides for severance benefits, as described below under “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change of Control.”

Mattingly Severance Agreement

Mr. Mattingly departed as Chief Financial Officer of the Company on March 4, 2025 (the “Separation Date”). In connection with Mr. Mattingly's departure from the Company, the Company and Mr. Mattingly entered into a Severance Agreement, dated April 4, 2025 (the “Severance Agreement”). The Severance Agreement provides that in exchange for his continued compliance with the restrictive covenants and a release of claims, the Company will provide Mr. Mattingly: (i) salary continuation payments through April 2026 in an amount equal to the sum of his annual base salary at the rate in effect as of the Separation Date, payable in accordance with the Company’s regular payroll schedule; (ii) payment of his 2024 BHS STIC payout; (iii) payment of a pro-rata portion of his payout under the 2025 BHS STIC assuming achievement at 100% of target, based on the number of days in fiscal year 2025 through March 31, 2025 (payable in 2026); (iv) acceleration of the vesting of the portion of his outstanding time-based vesting restricted stock units and his options to purchase the Company’s common stock that otherwise would have vested through January 2026 had he continued in service through such date (the “Accelerated Equity”); (v) eighteen (18) months of continued payment of the employer portion of Mr. Mattingly’s COBRA premiums; (vi) waiver of the continuous service requirement for eligibility to earn his performance-based vesting stock option; and (vii) extension of the post-termination exercise period for his vested options (after giving effect to the Accelerated Equity and any vesting of his performance-based vesting stock option) from ending on the three month anniversary of the Separation Date to the last day of the applicable option period of the stock option).

Phipps Employment Agreement

We entered into an amended and restated employment agreement with Ms. Phipps, effective as of January 1, 2023 (the “Phipps Employment Agreement”). The Phipps Employment Agreement provides that Ms. Phipps will serve as our Chief Financial Officer Home Care and Chief Accounting Officer. The Phipps Employment Agreement has an initial term that ended on January 1, 2024 and automatically renews on an annual basis unless terminated in accordance with the Phipps Employment Agreement. The Phipps Employment Agreement also provides for (i) an initial salary of $320,000, subject to review for increase at least annually and (ii) eligibility to receive an annual bonus, with a target bonus equal to 50% of base salary. Ms. Phipps is also entitled to participate in our employee benefit arrangements. In connection with her promotion to Chief Financial Officer of the Company, Ms. Phipps’ annual base salary was increased to $500,000 and her short-term incentive bonus opportunity was increased to 100% of her annual base salary.

The Phipps Employment Agreement contains restrictive covenants, including confidentiality of information, assignment of intellectual property, non-competition, employee no-hire, employee non-solicitation, client and customer non-solicitation, and mutual non-disparagement covenants. The confidentiality covenant and Ms. Phipp's covenant not to disparage us have an indefinite term. The non-competition and non-solicitation covenants are effective both during Ms. Phipp's employment with us and until the 12-month anniversary of termination of employment for any reason.

The Phipps Employment Agreement further provides for severance benefits, as described below under “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change of Control.”

Barnes Employment Agreement

We entered into an employment agreement with Mr. Barnes, effective as of July 9, 2018 (the “Barnes Employment Agreement”), pursuant to which Mr. Barnes serves as our President, Community Health Services. The Barnes Employment Agreement provides for (i) an initial annual base salary of $400,000, subject to adjustment from time to time and (ii) eligibility to receive an annual bonus, with a target bonus equal to 60% of base salary. Mr. Barnes is also entitled to participate in our employee benefit arrangements.

The Barnes Employment Agreement contains restrictive covenants, including confidentiality of information, assignment of intellectual property, noncompetition, employee non-solicitation, employee no-hire, client and customer non-solicitation, and non-disparagement covenants. The confidentiality and non-disparagement covenants have an indefinite term, and the non-competition, non-solicitation, and no-hire covenants are effective both during the executive’s employment and until the 12-month anniversary of termination of employment for any reason.

The Barnes Employment Agreement further provides for severance benefits, as described below under “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change of Control.”

On March 30, 2026, the Barnes Employment Agreement was transferred to the purchaser upon the closing of the divestiture of the Community Living business.

Nalley Employment Agreement

We entered into an employment agreement with Ms. Nalley, effective as of January 1, 2023 (the “Nalley Employment Agreement”), pursuant to which Ms. Nalley serves as our Chief of Staff and Senior Vice President of Human Resources. The Nalley Employment Agreement provides for (i) an initial salary of $325,000, subject to adjustment from time to time and (ii) eligibility to receive an annual bonus, with a target bonus equal to 40% of base salary. Ms. Nalley is also entitled to participate in our employee benefit arrangements.

The Nalley Employment Agreement contains restrictive covenants, including confidentiality of information, assignment of intellectual property, non-competition, employee no-hire, employee non-solicitation, client, patient, and customer non-solicitation, and non-disparagement covenants. The confidentiality and non-disparagement covenants have an indefinite term, and the non-competition, non-solicitation, and no-hire covenants are effective both during the executive’s employment and until the 12-month anniversary of termination of employment for any reason.

The Nalley Employment Agreement further provides for severance benefits, as described below under “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change of Control.”

Greenwell Employment Agreement

Our wholly-owned subsidiary, PharMerica Corporation (“PharMerica”), entered into an employment agreement with Mr. Greenwell, effective as of June 9, 2025 (the “Greenwell Employment Agreement”), pursuant to which Mr. Greenwell serves as one of our Executive Vice Presidents and the President of PharMerica. The Greenwell Employment Agreement provides for (i) an initial salary of $450,000, subject to adjustment from time to time, (ii) a sign-on bonus of $250,000 and (iii) eligibility to receive an annual bonus, with a target bonus equal to 75% of base salary (pro-rated for fiscal year 2025). Mr. Greenwell is also entitled to participate in our employee benefit arrangements.

The Greenwell Employment Agreement contains restrictive covenants, including confidentiality of information, assignment of intellectual property, non-competition, employee no-hire, employee non-solicitation, client, patient, and customer non-solicitation, and non-disparagement covenants. The confidentiality and non-disparagement covenants have an indefinite term, the non-solicitation and no hire covenants are effective both during the executive’s employment and until the 18-month anniversary of the executive’s termination of employment for any reason and the non-competition is effective both during the executive’s employment and until the 12-month anniversary of termination of employment for any reason.

The Greenwell Employment Agreement further provides for severance benefits, as described below under “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change of Control.”

Yowler Employment Agreement and Transition Agreement

PharMerica entered into an employment agreement with Ms. Yowler, effective as of May 4, 2019 that was subsequently amended by a letter agreement on March 18, 2022 (collectively, the “Yowler Employment Agreement”), pursuant to which Ms. Yowler initially served as PharMerica’s Senior Vice President and Chief Financial Officer and was subsequently promoted to President of PharMerica. The Yowler Employment Agreement provided for an initial salary of $360,000, subject to adjustment from time to time. Ms. Yowler is also entitled to participate in our employee benefit arrangements.

The Yowler Employment Agreement contains restrictive covenants, including confidentiality of information, assignment of intellectual property, non-competition, employee no-hire, employee non-solicitation, client, patient, and customer non-solicitation, and non-disparagement covenants. The confidentiality and non-disparagement covenants have an indefinite term, and the non-competition, non-solicitation, and no-hire covenants are effective both during the executive’s employment and until the 12-month anniversary of termination of employment for any reason.

PharMerica entered into a transition agreement and release with Ms. Yowler, effective as of June 16, 2025 (the “Yowler Transition Agreement”), pursuant to which Ms. Yowler transitioned from the role of President of PharMerica and assumed the role of Senior Vice President of Sales and Account Management of PharMerica.

The Yowler Transition Agreement provides for enhanced severance benefits only upon a future qualifying separation of employment, subject to the terms and conditions of the agreement, as described below under “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at December 31, 2025

The following table provides information as of December 31, 2025, regarding the outstanding stock options held by our named executive officers. See “Long-Term Incentive Program” for more information.

		Option Awards								Stock Awards
						Equity
						Incentive
						Plan
				Number of		Awards:						Market
		Number of		Securities		Number of				Number		Value of
		Securities		Underlying		Securities				of Shares		Shares or
		Underlying		Unexercised		Underlying				or Units		Units of
		Unexercised		Options (#)		Unexercised		Option	Option	of Stock		Stock That
		Options (#)		Unexercisable		Unearned		Exercise	Expiration	That Have		Have Not
Name	Grant Date	Exercisable		(1)		Options		Price	Date	Not Vested (1)		Vested ($)(2)
Jon Rousseau	10/16/2019	1,472,522	(3)			955,823	(3)	6.37	10/16/2029
	11/22/2023	628,108	(4)					22.29	11/22/2023
	1/25/2024	186,716	(5)	133,370				13.00	1/25/2034
	1/25/2024									403,285	(5)	15,103,023
	3/17/2025	183,372	(6)	550,124					3/17/2035
	3/17/2025									259,069	(6)	9,702,134
Jim Mattingly	9/24/2019	280,451	(7)			184,506	(7)	6.37	9/24/2029
Jennifer Phipps	9/24/2019	90,377	(8)			35,331	(8)	6.37	9/24/2029
	5/12/2020	17,666	(9)			5,888	(9)	7.01	5/12/2030
	1/25/2024	17,503	(10)	35,006				13.00	1/25/2034
	1/25/2024									96,455	(11)	3,612,240
	3/17/2025			183,374	(12)			17.45	3/17/2035
	3/17/2025									86,356	(13)	3,234,032
Bob Barnes	9/24/2019	78,388	(8)			35,331	(8)	6.37	9/24/2029
	5/12/2020	8,832	(9)			2,944	(9)	7.01	5/12/2030
	1/25/2024	5,640	(10)	11,280				13.00	1/25/2034
	1/25/2024									31,080	(11)	1,163,946
Lisa Nalley	9/24/2019	71,579	(8)			35,331	(8)	6.37
	5/12/2020	11,777	(9)			3,925	(9)	7.01	5/12/2031
	1/25/2024	11,668	(10)	23,338				13.00	1/25/2034
	1/25/2024									64,303	(11)	2,408,147
	3/17/2025			97,800	(12)			17.45	3/17/2035
	3/17/2025									46,057	(13)	1,724,835
Scott Greenwell	6/20/2025			35,920	(14)			22.27	6/20/2035
	6/20/2025									16,839	(15)	630,621
Jennifer Yowler	9/24/2019	26,852	(8)			17,665	(8)	6.37	9/24/2029
	5/12/2020	26,852	(9)			17,665	(9)	7.01	5/12/2030
	1/25/2024			14,003	(10)			13.00	1/25/2034
	1/25/2024									38,582	(11)	1,444,896
	3/17/2025			48,900	(12)			17.45	3/17/2035
	3/17/2025									23,029	(13)	862,436

(1) For information on vesting upon specified termination events or change in control, see “Termination and Change in Control Arrangements” and “Potential Payments Upon Termination or Change of Control.”

(2) The dollar amounts shown in these columns are determined by multiplying the number of shares shown in the preceding column by $37.45, the closing price of our common stock on December 31, 2025, the last trading day of our fiscal year.

(3) Option is fully exercisable except for the 2.5X performance-based vesting portion that remains outstanding and eligible to vest upon the achievement of certain performance criteria. The vesting terms of these performance-vesting stock options are described under “Elements of Compensation-What We Pay and Why-Long-Term Incentive Program.”

(4) Option vested with respect to one-third (1/3) of the underlying shares on May 22, 2024 and the remaining two-thirds vest in equal monthly installments thereafter over the subsequent two years.

(5) Option or RSUs commenced vesting in twelve quarterly installments on April 25, 2024.

(6) Option or RSUs commenced vesting in twelve quarterly installments on April 25, 2025.

(7) Mr. Mattingly's outstanding option awards reflect accelerated vesting of time-based stock options in connection with his departure. His performance-based stock options remain outstanding and unearned as of December 31, 2025.

(8) Option subject to time-based and performance-based vesting terms. The time-based portion vests in five equal installments commencing on March 5, 2020. Fifty percent (50%) of the performance-based vesting option vested in connection with the pricing of our initial public offering and the remaining 2.5X performance portion remains outstanding and eligible to vest upon the achievement of certain performance criteria. The vesting terms of these performance-vesting stock options are described under “Elements of Compensation-What We Pay and Why-Long-Term Incentive Program.”

(9) Option subject to time-based and performance-based vesting terms. The time-based portion vests in five equal installments commencing on May 12, 2021. Fifty percent (50%) of the performance-based vesting option vested in connection with the pricing of our initial public offering and the remaining 2.5X performance portion remains outstanding and eligible to vest upon the achievement of certain performance criteria. The vesting terms of these performance-vesting stock options are described under “Elements of Compensation-What We Pay and Why-Long-Term Incentive Program.”

(10) Option which vests in three equal annual installments commencing on January 25, 2025.

(11) RSUs which vest in three equal annual installments commencing on January 25, 2025.

(12) Option which vests in three equal annual installments commencing on January 25, 2026.

(13) RSUs which vest in three equal annual installments commencing on January 25, 2026.

(14) Option which vests in three equal annual installments commencing on June 20, 2026.

(15) RSUs which vest in three equal annual installments commencing on June 20, 2026.

Options Exercised and Stock Vested

The following table shows information about options exercised or shares acquired during 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Jon Rousseau	766,840	$18,331,290	408,983	$9,608,786
Jim Mattingly(2)	291,739	$8,946,037	51,442	$1,052,246
Jennifer Phipps	15,616	$339,648	48,227	$1,100,540
Bob Barnes	27,606	$600,431	15,540	$354,623
Lisa Nalley	34,415	$889,166	32,151	$733,686
Scott Greenwell	—	$—	—	$—
Jennifer Yowler	59,291	$1,834,136	19,291	$440,221

(1)
The dollar amounts shown in this column are determined by multiplying the number of shares acquired on vesting by the per-share closing price of our common stock on the vesting date.
(2)
Amounts include shares that vested in connection with Mr. Mattingly's separation from the Company pursuant to the terms of the Severance Agreement.

Pension and Nonqualified Deferred Compensation Benefits

We did not offer pension benefits to our named executive officers during 2025. We offer nonqualified deferred compensation benefits to our named executive officers through our BrightSpring Health Services Nonqualified Deferred Compensation Plan, under which our named executive officers are permitted to defer up to 50% of their annual salary. None of our named executive officers elected to defer compensation with respect to 2025.

Termination and Change in Control Arrangements

Severance Arrangements

Mr. Rousseau. Pursuant to the terms of the Rousseau Employment Agreement, if Mr. Rousseau’s employment is terminated (i) by us without “cause” (as defined in the Rousseau Employment Agreement) or (ii) for “good reason” (as defined in the Rousseau Employment Agreement), Mr. Rousseau will be entitled to receive the following severance payments and benefits, in addition to certain accrued obligations:

•
An amount equal to 2.0x the sum of Mr. Rousseau’s (i) then-current base salary and (ii) target incentive bonus, payable in equal monthly installments over two years;
•
Any earned but unpaid prior year annual incentive bonus, payable at the time that annual bonuses are paid to our employees in the ordinary course, which we refer to as the prior year bonus;
•
A pro-rated annual incentive bonus for the year of termination, based on actual performance, and payable at the time that annual bonuses are paid to our employees in the ordinary course, which we refer to as the pro-rated bonus; and
•
If Mr. Rousseau timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), continued health insurance coverage, at active employee rates, for 18 months following termination of employment or, if earlier, until the date on which Mr. Rousseau becomes eligible for health benefits from a subsequent employer.

Upon a termination of Mr. Rousseau’s employment as a result of the non-renewal of the term by us, Mr. Rousseau will be entitled to receive the following severance payments and benefits, in addition to certain accrued obligations:

•
An amount equal to 2.0x Mr. Rousseau’s then-current base salary, payable in equal monthly installments over two years;
•
Any prior year bonus; and
•
If Mr. Rousseau timely elects continued coverage under COBRA, continued health insurance coverage, at active employee rates, for 18 months following termination of employment or, if earlier, until the date on which Mr. Rousseau becomes eligible for health benefits from a subsequent employer.

Upon a termination of Mr. Rousseau’s employment due to his death or as a result of his disability, Mr. Rousseau will be entitled to any prior year bonus and the pro-rated bonus.

Our obligation to provide the severance benefits described above (other than those payable upon a termination of Mr. Rousseau’s employment due to his death or as a result of his disability) are contingent upon Mr. Rousseau’s execution and non-revocation of a release of claims in favor of us and our affiliates.

Mr. Mattingly. Mr. Mattingly received or is entitled to receive the following payments and benefits under his Severance Agreement:

•
salary continuation payments through April 2026 in an amount equal to the sum of his annual base salary at the rate in effective as of the Separation Date, payable in accordance with the Company’s regular payroll schedule;
•
payment of his BHS STIC payout for fiscal year 2024;
•
payment of a pro-rata portion of his payout under the BHS STIC for fiscal year 2025 (based on actual performance);
•
acceleration of the vesting of the portion of his outstanding time-based vesting restricted stock units and his options to purchase the Company’s common stock that otherwise would have vested through January 2026;
•
If Mr. Mattingly elects continued coverage under COBRA, continued health insurance coverage, at active employee rates, for 18 months and continued payment of the employer portion of Mr. Mattingly’s COBRA premiums;
•
waiver of the continuous service requirement for eligibility to earn his performance-based vesting stock option; and
•
extension of the post-termination exercise period for his vested options (after giving effect to the Accelerated Equity and any vesting of his performance-based vesting stock option) from ending on the three-month anniversary of the Separation Date to ending on the last day of the applicable option period of the stock option).

Ms. Phipps. Pursuant to the terms of the Phipps Employment Agreement, if Ms. Phipps’ employment is terminated (i) by us without “cause” (as defined in the Phipps Employment Agreement) or (ii) for “good reason” (as defined in the Phipps Employment Agreement), Ms. Phipps will be entitled to receive the following severance payments and benefits, in addition to certain accrued obligations:

•
An amount equal to 1.0x Ms. Phipps’ then-current base salary, payable in equal installments in accordance with our payroll practice;
•
A pro-rated annual incentive bonus for the year of termination, based on target performance, and payable at the time that annual bonuses are paid to our employees in the ordinary course, which we refer to as the pro-rated bonus; and
•
If Ms. Phipps timely elects continued coverage under COBRA, continued health insurance coverage, at active employee rates, for 12 months following termination of employment or, if earlier, until the date on which Ms. Phipps becomes eligible for health benefits from a subsequent employer.

Mr. Barnes. Pursuant to the terms of the Barnes Employment Agreement, if Mr. Barnes’ employment is terminated (i) by us without “cause” (as defined in the Barnes Employment Agreement) or (ii) for “good reason” (as defined in the Barnes Employment Agreement), Mr. Barnes will be entitled to receive the following severance payment and benefits, in addition to certain accrued obligations:

•
An amount equal to 1.0x Mr. Barnes’ then-current base salary, payable in equal installments in accordance with our payroll practice;
•
A pro-rated annual incentive bonus, based on target performance, and payable at the time that annual bonuses are paid to our employees in the ordinary course; and
•
If Mr. Barnes timely elects continued coverage under COBRA, continued health insurance coverage, at active employee rates, for 12 months.

Our obligation to provide the severance benefits described above are contingent upon Mr. Barnes’ execution and non-revocation of a release of claims in favor of us and our affiliates.

Ms. Nalley. Pursuant to the terms of the Nalley Employment Agreement, if Ms. Nalley’s employment is terminated (i) by us without “cause” (as defined in the Nalley Employment Agreement) or (ii) for “good reason” (as defined in the Nalley Employment Agreement), in addition to certain accrued amounts, Ms. Nalley will be entitled to:

•
An amount equal to fourteen (14) months of her then-current base salary, payable in equal installments in accordance with our payroll practice;
•
A pro-rated annual incentive bonus, based on target performance, and payable at the time that annual bonuses are paid to our employees in the ordinary course; and
•
If Ms. Nalley timely elects continued coverage under COBRA, continued health insurance coverage, at active employee rates, for 14 months.

Our obligation to provide the severance benefits described above are contingent upon Ms. Nalley’s execution of a release of claims in favor of us and our affiliates.

Mr. Greenwell. Pursuant to the terms of the Greenwell Employment Agreement, if Mr. Greenwell’s employment is terminated (i) by PharMerica without “cause” (as defined in the Greenwell Employment Agreement) or (ii) for “good reason” (as defined in the Greenwell Employment Agreement), Mr. Greenwell will be entitled to receive the following severance payment and benefits, in addition to certain accrued obligations:

•
An amount equal to 1.0x Mr. Greenwell’s then-current base salary, payable in equal installments in accordance with our payroll practice;
•
Any earned but unpaid prior year annual incentive bonus, payable at the time that annual bonuses are paid to our employees in the ordinary course, which we refer to as the prior year bonus;

•
A annual incentive bonus, with such amount determined by the Board as if Mr. Greenwell had remained employed for the full fiscal year for which the bonus applies, and payable at substantially the same time that annual bonuses are paid to our employees in the ordinary course; and
•
If Mr. Greenwell timely elects continued coverage under COBRA, continued health insurance coverage, at active employee rates, for 12 months.

Our obligation to provide the severance benefits described above are contingent upon Mr. Greenwell’s execution and non-revocation of a release of claims in favor of us and our affiliates.

Ms. Yowler. Pursuant to the terms of the Yowler Transition Agreement, if Ms. Yowler’s employment is terminated (i) by PharMerica without “cause” (as defined in the Yowler Employment Agreement) or (ii) Ms. Yowler resigns for “good reason” (as defined in the Yowler Employment Agreement) or no reason on or before September 30, 2027, in addition to certain accrued amounts, Ms. Yowler will be entitled to:

•
An amount equal to twelve (12) months of her then-current base salary, payable in equal installments in accordance with our payroll practice;
•
A pro-rated annual incentive bonus, based on actual performance, and payable at the time that annual bonuses are paid to PharMerica employees in the ordinary course; and
•
If Ms. Yowler timely elects continued coverage under COBRA, continued health insurance coverage, at active employee rates, for 12 months.

Our obligation to provide the severance benefits described above are contingent upon Ms. Yowler's execution of a release of claims in favor of us and our affiliates.

Equity Awards

Termination without “cause,” by the executive for “good reason,” or as a result of death or disability

Mr. Rousseau. Pursuant to the 2019 stock option agreement with Mr. Rousseau, in the event of a termination of employment by us without “cause,” by Mr. Rousseau for “good reason,” or as a result of Mr. Rousseau’s death or disability, (i) a pro rata portion of the time-vesting options eligible to vest in the quarter of termination based on the number of days Mr. Rousseau was employed from the immediately preceding vesting date will vest, (ii) the remaining unvested time-vesting options will remain outstanding and eligible to vest upon the occurrence of a change in control within the nine-month period following the termination, and (iii) all performance-vesting options will remain outstanding and eligible to vest to the extent that the applicable performance vesting conditions are satisfied during the nine-month period following the termination. Pursuant to the 2023 stock option agreement with Mr. Rousseau, in the event of a termination of employment by us without “cause,” by Mr. Rousseau for “good reason,” or as a result of Mr. Rousseau’s death or disability, all then-unvested stock options become fully vested upon such termination.

Messrs. Mattingly and Barnes and Mses. Phipps and Nalley. There is no additional vesting (or eligibility to vest) in connection with a termination of employment with respect to the stock options held by Messrs. Mattingly and Barnes or Mses. Phipps and Nalley.

Mr. Greenwell. Pursuant to the Greenwell Employment Agreement, in the event of a termination of employment by PharMerica without “cause” or by Mr. Greenwell for “good reason,” all outstanding equity awards that are scheduled to vest prior to or within twelve (12) months of the date his employment ceases will immediately vest.

Ms. Yowler. Pursuant to the Yowler Transition Agreement, in the event of a termination of employment by PharMerica without “cause” or by Ms. Yowler for “good reason” or no reason on or before September 30, 2027, (i) the outstanding performance-vesting option issued under the 2017 Stock Plan will remain outstanding and eligible to vest following the separation date until the final measurement date and (ii) any unvested stock options or restricted stock units granted under the 2024 Incentive Plan that would have otherwise vested had Ms. Yowler continued her employment or other service relationship with PharMerica through the January following the date her employment or service relationship ceases will immediately vest and become exercisable (as applicable) as of the separation date.

Change in control

Messrs. Rousseau and Mses. Nalley and Yowler. For outstanding stock options granted under the 2017 Stock Plan only, if a change in control (as defined in the stockholders agreement described under “Transactions with Related Persons”) occurs during the executive’s employment (i) the time-vesting options will become fully vested and exercisable immediately prior to the effective time of such change in control and (ii) all performance-vesting options that have not vested before the change in control and that will not vest in connection with the change in control shall be automatically forfeited in connection with the change in control (except in the case of a change in control that results in the KKR Stockholder and its affiliates receiving any non-cash or cash equivalent proceeds as consideration, in which case a portion of the proceeds received by the KKR Stockholder and its affiliates will be placed in escrow, subject to the original vesting terms of the performance-vesting options). Pursuant to the 2023 stock option agreement with Mr. Rousseau, in the event a change in control occurs during Mr. Rousseau’s employment, all then-unvested stock options become fully vested upon such change in control.

Termination of employment in connection with a change in control

Mr. Rousseau. In the event that Mr. Rousseau’s termination of employment is either at the request or suggestion of a potential acquirer or occurs on or after the date of entry into a binding letter of intent that (x) grants a buyer exclusivity for a period of time and (y) is for a transaction that would, if consummated, constitute a change in control, or a pre-CIC termination, (i) a pro rata portion of the time-vesting options eligible to vest in the quarter of termination based on the number of days Mr. Rousseau was employed from the immediately preceding vesting date will vest and the remaining unvested time-vesting options will remain outstanding and eligible to vest upon the consummation of the change in control to which such termination relates, even if the consummation occurs more than nine months following termination of Mr. Rousseau’s employment and (ii) all performance-vesting options will remain outstanding and eligible to vest to the extent that the applicable performance vesting conditions are satisfied in connection with the change in control to which such termination relates.

Messrs. Mattingly, Barnes or Greenwell or Mses. Phipps or Nalley. There is no additional vesting (or eligibility to vest) in connection with a pre-CIC termination of employment with respect to the stock options held by Messrs. Mattingly, Barnes or Greenwell or Mses. Phipps or Nalley.

Potential Payments Upon Termination or Change of Control

The following table describes the potential payments and benefits that would have been payable to our named executive officers assuming an eligible termination (as described above under “Termination and Change in Control Arrangements”) of their employment on December 31, 2025 and a change in control also occurring on such date.

The amounts shown in the table below do not include:

•
amounts payable to Mr. Barnes other than those payable pursuant to his Employment Agreements;
•
distributions of previously vested plan balances under our 401(k) Plan; and
•
payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers.

				Change of Control
					Involuntary
	Involuntary	Termination			Termination
	Termination	Due to			Without
	without Cause	Non-Renewal			Cause or
	or Resignation	of the Term	Termination		Resignation
	for Good	by the	Due to Death	Without	for Good
	Reason	Company	or Disability	Termination	Reason
Name	($)	($)	($)	($)	($)
Jon Rousseau
Cash Severance(1)(2)(3)	7,000,000	2,800,000	2,100,000	—	7,000,000
Acceleration of Equity Awards(4)	18,363,920	—	18,363,920	18,363,920	18,363,920
Health & Welfare Benefits(5)	26,731	26,731	—	—	26,731
Total	25,390,651	2,826,731	20,463,920	18,363,920	25,390,651

Jim Mattingly
Cash Severance(1)	423,156	—	—	—	—
Acceleration of Equity Awards(4)	—	—	—	—	—
Health & Welfare Benefits(5)	13,715	—	—	—	—
Total	436,871	—	—	—	—

Jennifer Phipps
Cash Severance	1,000,000	—	—	—	—
Acceleration of Equity Awards	—	—	—	—	—
Health & Welfare Benefits	14,280	—	—	—	—
Total	1,014,280	—	—	—	—

Bob Barnes
Cash Severance(1)	720,000	—	—	—	720,000
Acceleration of Equity Awards(4)	—	—	—	1,439,742	1,439,742
Health & Welfare Benefits(5)	4,072	—	—	—	4,072
Total	724,072	—	—	1,439,742	2,163,814

Lisa Nalley
Cash Severance(1)	706,667	—	—	—	—
Acceleration of Equity Awards(4)	—	—	—	—	—
Health & Welfare Benefits(5)	20,791	—	—	—	—
Total	727,458	—	—	—	—

Scott Greenwell
Cash Severance(1)	787,500	—	—	—	—
Acceleration of Equity Awards(4)	1,975,825	—	—	—	—
Health & Welfare Benefits(5)	—	—	—	—	—
Total	2,763,325	—	—	—	—

Jennifer Yowler
Cash Severance(1)	544,761	—	—	—	—
Acceleration of Equity Awards(4)	893,622	—	—	—	—
Health & Welfare Benefits(5)	—	—	—	—	—
Total	1,438,383	—	—	—	—

(1) For purposes of the cash severance amounts in the table above, upon a termination of the named executive officer’s employment by us without “cause” or by the named executive officer for “good reason,” cash severance includes the following:

•
Mr. Rousseau-2.0x the sum of his (x) then-current base salary ($1,400,000) and (y) target incentive bonus $2,100,000, as well as (i) any earned but unpaid prior year bonus and (ii) a pro-rated annual incentive bonus, based on actual performance for the year of termination. With respect to Mr. Rousseau’s pro-rated annual incentive bonus, achievement of target performance has been assumed.
•
Ms. Phipps-1.0x the sum of her then-current base salary ($500,000), as well as a pro-rated annual incentive bonus, based on target performance.
•
Mr. Barnes-1.0x the sum of his then-current base salary ($450,000), as well as a pro-rated annual incentive bonus, based on target performance.
•
Ms. Nalley-14 months of her then-current base salary ($400,000), as well as a pro-rated annual incentive bonus, based on target performance.
•
Mr. Greenwell-12 months of his then-current base salary ($450,000), as well as a pro-rated annual incentive bonus determined as if he remained employed through the applicable period.

•
Ms. Yowler-12 months of her base salary for fiscal 2025 ($440,003), as well as a pro-rated annual incentive bonus, based on target performance.

For purposes of this column, we assume that there is no earned but unpaid prior year bonus outstanding.

(2) Upon a termination of employment as a result of our non-renewal of the term of the applicable employment agreement, Mr. Rousseau is entitled to (i) cash severance equal to 2.0x then-current base salary ($2,000,000) and (ii) any earned but unpaid prior year bonus. For purposes of this column, we assume that there is no earned but unpaid prior year bonus outstanding.

(3) In the event of death or disability, only Mr. Rousseau is entitled to any earned but unpaid prior year bonus and a pro-rated annual incentive bonus, based on actual performance for the year of termination. For purposes of this column, we assume that there is no earned but unpaid prior year bonus outstanding, and with respect to Mr. Rousseau’s pro-rated annual incentive bonus, achievement of target performance has been assumed.

(4) Upon a change of control, unvested time-vesting stock options would become immediately vested. Amounts are based on the most recent valuation of the “fair market value” of a share of the Company’s common stock of $37.45 as determined as of December 31, 2025. With respect to the performance-vesting awards, no amounts have been reported in connection with a change in control as we have assumed that the performance-vesting options would not have vested because the performance condition would not have been satisfied. With respect to Mr. Rousseau only, upon a termination of his employment (i) by us without “cause,” (ii) by him for “good reason,” (iii) as a result of his death or disability, or (iv) as a result of a buyer’s request that his employment be terminated in connection with a change in control, in each case, a pro rata portion of his 2019 time-vesting options eligible to vest in the quarter of termination based on the number of days Mr. Rousseau was employed from the immediately preceding vesting date will vest. With respect to Mr. Rousseau only, upon a termination of his employment (i) by us without “cause,” (ii) by him for “good reason,” all of his then-unvested 2023 stock options vest upon his termination.

(5) Amounts shown represent the estimated cost of providing the executive officer with continued medical insurance under COBRA for a period of 18 months, for Mr. Rousseau, a period of 14 months for Ms. Nalley and a period of 12 months, for Mr. Barnes and Mses. Phipps and Nalley, in each case, assuming 2025 rates. Mr. Greenwell did not participate in our medical plans during 2025 and would have been ineligible for COBRA as of December 31, 2025.

Director Compensation

The following table provides information concerning the compensation paid to or earned by the members of the Board (other than our Affiliated Directors (as defined below) who do not receive directors fees) for their service as directors for 2025. whether or not deferred:

	Fees		All
	Earned or	Stock	Other
	Paid in	Awards	Compensation	Total
Name (1)	Cash ($)(2)	($)(3)(4)	($)	($)
Olivia Kirtley	178,125	251,939	—	430,064
Steve Miller	175,000	251,939	—	426,939
Tim Wicks	175,000	251,939	—	426,939
(1)
Information on Mr. Rousseau, who is also a director, is included in the Summary Compensation Table above.
(2)
The amounts reflected in this column reflect annual cash Board retainer fees, committee chair fees, committee membership fees, as applicable, and cash compensation relating to a special Board project of $37,500 paid to each of Dr. Miller, Mr. Wicks, and Ms. Kirtley.
(3)
The amounts reflected in this column represent the aggregate grant date fair value of each stock award calculated in accordance with FASB ASC Topic 718. For restricted stock unit awards, the grant date fair value is calculated by multiplying the number of shares by the closing price of the Company's Common Stock on the grant date.
(4)
As of December 31, 2025, the following directors had unvested shares of restricted stock units: 11,912 for each of Dr. Miller, Mr. Wicks, and Ms. Kirtley.

Compensation of Our Non-Affiliated Directors

We refer to our directors who are (1) our employees or officers or (2) affiliated with KKR Stockholder as our “Affiliated Directors.” Under our current director compensation program, Affiliated Directors do not receive any compensation for their service as our directors. Our Affiliated Directors consist of Messrs. Rousseau, Craig, Kim and Lin for the year ended December 31, 2025.

Our Non-Affiliated Directors receive cash and equity-based compensation for their service as directors, as further described below. Our Non-Affiliated Directors consist of Dr. Miller, Mr. Wicks, and Ms. Kirtley for the year ended December 31, 2025.

Cash compensation for Board of Directors and committee service during 2025

For 2025, our Non-Affiliated Directors received the following cash fees for serving on the Board of Directors and committees:

Retainer ($)
Annual retainer for service on the Board of Directors	100,000
Additional annual retainer for serving as chairperson of the Audit Committee	30,000
Additional annual retainer for serving as chairperson of either the Compensation Committee or Quality & Compliance and Governance Committee	20,000
Additional annual retainer for serving as a member of the Audit Committee	15,000
Additional annual retainer for serving as a member of either the Compensation Committee or Quality & Compliance and Governance Committee	12,500

For 2025, each Non-Affiliated Director also received cash fees of $37,500 in the aggregate for their service on a special project of the Board. We do not pay any fees to our directors for attending meetings of the Board of Directors or its committees. We may consider additional compensation for Board of Directors or committee service in the future.

Equity award for Board of Directors service during 2025

Each Non-Affiliated Director received an annual award of restricted stock units with a grant date fair value of approximately $250,000 under the 2024 Incentive Plan. This plan provides that no non-employee director may receive an equity award or awards if, taken together with any cash fees paid to such non-employee director during such fiscal year, would exceed a total value of $1,000,000 in any calendar year. The restricted stock units are granted at the time of each annual meeting of our stockholders and vest on the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders.

Deferred compensation plan participation

Under the BrightSpring Health Services, Inc. Non-Employee Deferred Compensation Plan, our non-employee directors may choose to defer all or a part of their cash fees and annual equity grants.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is a person who is or has been at any time one of our executive officers or team members. None of our executive officers serve or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

We are parties to certain transactions with the KKR Stockholder, Walgreen Stockholder (as defined below) and their respective affiliates described “Transactions with Related Persons.”

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Jon Rousseau, our Chief Executive Officer (our “CEO”):

For 2025, our last completed fiscal year:

•
the median of the annual total compensation of all employees of our company (other than our CEO) was $46,679; and
•
the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 29 of this Proxy Statement, was $17,841,460.

Based on this information for fiscal year 2025, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 382:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify our median employee we used hourly rate of pay paid to our employees including full-time, part-time and temporary employees as well as certain independent contractors during fiscal year 2025 and their respective regularly scheduled weekly hours of work measured as of November 1, 2025 as the consistently applied compensation measure.

From our employee population, we used statistical sampling to collect additional compensation data for a group of employees who were paid within a relatively narrow range around our estimated median consistently applied compensation measure. From this group, we selected an employee who was reasonably representative of our workforce to be our median employee.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. The total compensation of our median employee was determined to be $46,679. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table, of $17,841,460. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

Pay versus Performance

The information below is provided pursuant to the SEC pay versus performance disclosure requirements set forth in Item 402(v) of SEC Regulation S-K (the “Pay Versus Performance Rule”), which requires companies to disclose certain information about the relationship between performance and the compensation of named executive officers.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year(a)	Summary Compensation Table Total our PEO($)(b)	Compensation Actually Paid to our PEO($)(c)	Average Summary Compensation Table Total for Other NEOs($)(d)	Average Compensation Actually Paid to Other NEOs($)(e)	Total Shareholder Return($)(f)	Peer Group Total Shareholder Return($)(g)	Net Income ($)(h)	Adjusted EBITDA ($M)(i)
2025	17,841,460	44,114,009	1,873,666	4,392,928	340.45	123.82	189,113,000	760
2024	17,673,893	15,859,808	1,917,970	1,842,076	154.82	103.33	20,521,000	588

(1) The dollar amounts in column (b) represent the compensation reported for Mr. Rousseau for each corresponding year in the “Total” column of the Summary Compensation Table for the relevant years.

(2) The dollar amounts in columns (c) and (e) represent the amount of “Compensation Actually Paid” (otherwise known as CAP), as computed in accordance with SEC rules. Compensation Actually Paid does not represent cash or equity value realized or paid to our named executive officers (“NEOs”) but rather is a value calculated under applicable SEC rules. The following table details how Compensation Actually Paid is determined:

	2025
	Mr. Rousseau ($)	Average for Other NEO ($)
Summary Compensation Table (“SCT”) Total	17,841,460	1,873,666
Grant Date Fair Value of Stock Awards from SCT	(6,000,015)	(512,505)
Grant Date Fair Value of Option Awards from SCT	(5,999,997)	(512,502)
Fair Value of Equity Awards Granted in the Year and Unvested as of Year End	19,114,756	1,075,321
Change in Fair Value from Prior Year End of Outstanding and Unvested Awards Granted in Prior Years	15,104,889	1,043,693
Change in Fair Value from Prior Year End of Vested Awards Granted in Prior Years	4,052,916	1,425,256
Fair Value at Vesting Date of Vested Awards Granted in Current Year	—	—
Compensation Actually Paid	44,114,009	4,392,928

(3) The dollar amounts in column (d) represent the average amounts of compensation reported for the other NEOs for each corresponding year in the “Total” column of the Summary Compensation Table for the relevant fiscal year. For 2024, the other NEOs were Jim Mattingly, Steven Reed, Bob Barnes, Mike McMaude and Lisa Nalley. For 2025, the other NEOs were Jim Mattingly, Jennifer Phipps, Bob Barnes, Lisa Nalley, Scott Greenwell and Jennifer Yowler.

(4) Our TSR in column (f) was determined based on the value of an initial fixed investment of $100, as of January 26, 2024, our registration date, including the reinvestment of any dividends.

(5) The amounts shown in this column reflect the cumulative total shareholder return for each fiscal year in the table calculated in the manner prescribed by Item 201(e) of Regulation S-K and reflects the cumulative value of $100 if such amount were invested on January 26, 2024, our registration date, in the S&P 500 Health Care Services Select Industry Index.

(6) EBITDA in column (i) represents the most important financial performance measure used to link Compensation Actually Paid to Company performance (the “Company Selected Measure” as defined in the Pay Versus Performance rules).

Relationship Between Compensation Actually Paid and our Total Shareholder Return

Compensation Actually Paid vs. Company TSR
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$0
$400
$350
$300
$250
$200
$150
$100
$50
$0
TSR
2024
Fiscal Year
2025
PEO CAP ($)
Avg. Other NEO CAP ($)
Company TSR
Peer TSR

Relationship Between Compensation Actually Paid and Net Income

Relationship Between Compensation Actually Paid and Adjusted EBITDA

Other Relevant Financial Performance Measures

For 2025, the following list represented the most important financial performance measures we used to link Compensation Actually Paid with our financial performance:

Adjusted EBITDA
Operating Unit EBITDA
Net Revenue

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2025:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants, and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders (2)	23,027,576 (3)	$11.07	13,642,220 (4)
Equity compensation plans not approved by security holders	—	—	—
Total	23,027,576	$11.07	13,642,220

(1)The weighted-average exercise price is calculated solely on the exercise prices of outstanding options and does not reflect the shares of our common stock that will be issued upon the vesting of outstanding RSUs that have no exercise price.

(2)Consists of the 2017 Stock Plan and the 2024 Incentive Plan.

(3)Includes 3,949,903 stock options (assuming satisfaction of the performance condition for the performance-based vesting options) and 9,206,116 restricted stock units.

(4)Reflects the number of shares available for issuance under the 2024 Incentive Plan.

OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our common stock by (1) each person known to us to beneficially own more than 5% of our voting securities, (2) each of our directors and named executive officers, and (3) all directors and executive officers as a group.

The percentage of beneficial ownership set forth below is based on 193,167,731 shares outstanding as of March 30, 2026. Beneficial ownership is determined in accordance with SEC rules. In accordance with SEC rules, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to exchange or conversion rights that are exercisable within 60 days of March 30, 2026.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	% of Shares Beneficially Owned
Greater than 5% Stockholders
KKR Stockholder (2)	41,824,259	21.7%
FMR LLC (3)	22,912,232	11.9%
Blackrock Inc.(4)	18,127,555	9.4%
Vanguard Group(5)	12,533,656	6.5%
Price (T. Rowe) Associates(6)	10,184,318	5.3%
Named Executive Officers and Directors:
Jon Rousseau	4,311,843	2.2%
Bob Barnes	167,964	*
Hunter Craig	-	*
Scott Greenwell	-	*
Johnny Kim	-	*
Olivia Kirtley	32,014	*
Max Lin	-	*
Jim Mattingly	315,243	*
Steve Miller	22,620	*
Lisa Nalley	196,286	*
Jennifer Phipps	289,133	*
Tim Wicks	27,565	*
Jennifer Yowler	139,483	*
Directors and Executive Officers as a group (13 persons)	5,556,472	2.8%

* Less than 1 percent of common stock outstanding.

(1)
Unless otherwise indicated in the below, the address of each of the individuals named above is: c/o BrightSpring Health Services, Inc., Attention: Corporate Secretary, 805 N. Whittington Parkway, Louisville, KY 40222.
(2)
Represents 41,824,259 shares held by KKR Phoenix Aggregator L.P. KKR Phoenix Aggregator GP LLC, as the general partner of KKR Phoenix Aggregator L.P., KKR Americas Fund XII L.P., as the sole member of KKR Phoenix Aggregator GP LLC, KKR Associates Americas XII L.P., as the general partner of KKR Americas Fund XII L.P., KKR Americas XII Limited., as the general partner of KKR Associates Americas XII L.P., KKR Group Partnership L.P., as the sole shareholder of KKR Americas XII Limited, KKR Group Holdings Corp., as the general partner of KKR Group Partnership L.P., KKR Group Co. Inc., as the sole shareholder of KKR Group Holdings Corp., KKR & Co. Inc., as the sole shareholder of KKR Group Co. Inc., KKR Management LLP, as the Series I preferred stockholder of KKR & Co. Inc., and Messrs. Henry R. Kravis and George R. Roberts, as the founding partners of KKR Management LLP, may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in this footnote. The principal business address of each of the entities identified in this footnote is 30 Hudson Yards, Suite 7500, New York, NY 10001. The principal business address for Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., is 30 Hudson Yards, Suite 7500, New York, NY 10001. The principal business address of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(3)
Based solely on the Schedule 13G/A filed by FMR LLC on February 5, 2026 reflecting ownership as of December 31, 2025. The Schedule 13G/A discloses that FMR LLC has: (a) sole voting power as to 22,885,161.82 shares; (b) shared voting power as to 0 shares; (c) sole dispositive power as to 22,912,232.08 shares; and (d) shared dispositive power as to 0 shares. The principal business address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(4)
Based solely on the Schedule 13G filed by BlackRock, Inc. on January 21, 2026 reflecting ownership as of December 31, 2025. The Schedule 13G discloses that BlackRock, Inc. has: (a) sole voting power as to 17,963,774.00 shares; (b) shared voting power as to 0 shares; (c) sole dispositive power as to 18,127555.00 shares; and (d) shared dispositive power as to 0 shares. The principal business address for BlackRock, Inc. is BlackRock, Inc., 50 Hudson Yards New York, NY 10001.
(5)
Based solely on the Schedule 13G/A filed by the Vanguard Group on January 30, 2026 reflecting ownership as of December 31, 2025. The Schedule 13G discloses that the Vanguard Group has: (a) sole voting power as to 0 shares; (b) shared voting power as to 913,104.00 shares; (c) sole dispositive power as to 0 shares; and (d) shared dispositive power as to 12,533,656.00 shares. The Vanguard Group subsequently reported that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various of its subsidiaries and/or business divisions. The Vanguard Group also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, will report beneficial ownership separately (on a disaggregated basis). The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(6)
Based solely on the Schedule 13G filed by T. Rowe Price Associates, Inc. on November 14, 2025 reflecting ownership as of September 30, 2025. The Schedule 13G discloses that T. Rowe Price Associates, Inc. has: (a) sole voting power as to 9,928,709.00 shares; (b) shared voting power as to 0 shares; (c) sole dispositive power as to 10,183,800.00 shares; and (d) shared dispositive power as to 0 shares. The principal business address for T. Rowe Price Associates, Inc. is 1307 Point Street, Baltimore, MD 21231.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act (“Section 16”) requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq.

Based solely on our review of copies of such reports and written representations from our executive officers, directors, and other beneficial owners of more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act, in each case at any time during the prior fiscal year, we believe that such persons or beneficial owners complied with all Section 16(a) filing requirements during 2025, except that Scott Greenwell did not timely file his Form 3 upon his appointment as an officer and did not timely file one Form 4 reporting two transactions. Both late filings were the result of administrative error.

TRANSACTIONS WITH RELATED PERSONS

Statement of Policy Regarding Transactions with Related Persons

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person transaction policy,” that is in conformity with the requirements applicable to issuers having publicly-held common stock that is listed on Nasdaq.

Our related person transaction policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our chief legal officer or chief accounting officer, or such other person designated by the Board of Directors, any “related person transaction” (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The chief legal officer or chief accounting officer, or such other person, will then promptly communicate that information to our audit committee. Subject to limited transactions deemed pre-approved, no related person transaction entered into will be executed without the approval or ratification of our audit committee.

The following is a summary of such related person transactions since January 1, 2025 in which the amount involved exceeded or will exceed $120,000.

Stockholders Agreement

Prior to our initial public offering, we entered into the Amended and Restated Stockholders’ Agreement, dated as of March 5, 2019, with the KKR Stockholder, an affiliate of Walgreens Boots Alliance, Inc. (the “Walgreens Stockholder”) and the other parties thereto (the “Stockholders Agreement”). As the Walgreens Stockholder no longer has an ownership interest in the Company, the Walgreens Stockholder no longer has the benefit of the Stockholders Agreement. The Stockholders Agreement grants the KKR Stockholder the right to nominate to our Board of Directors a number of designees equal to the product (rounded up or down to the nearest whole number) of (x) the total number of directors constituting the entire Board of Directors, multiplied by (y) the percentage of the issued and outstanding shares of our capital stock beneficially owned by the KKR Stockholder. As of the record date, the KKR Stockholder continues to meet its ownership requirements and has the right to designate the number of directors and director votes as specified in the Stockholders Agreement.

Registration Rights Agreement

On December 7, 2017, we entered into a registration rights agreement with the KKR Stockholder and the Walgreens Stockholder and the other parties thereto (the “registration rights agreement”). As the Walgreens Stockholder no longer has an ownership interest in the Company, the Walgreens Stockholder no longer has the benefit of the registration rights agreement. Subject to certain conditions, the registration rights agreement provides the KKR Stockholder with an unlimited number of “demand” registrations. Under the registration rights agreement, all holders of registrable securities party thereto are provided with customary “piggyback” registration rights, with certain exceptions. The registration rights agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. Refer to “Secondary Offerings” below for additional information.

Transactions involving affiliates of Walgreens Stockholder

Pharmaceutical Purchase and Distribution Agreement

On December 7, 2017, PharMerica entered into the Joinder Agreement and Eighth Amendment (the “Eighth Amendment”), to the Pharmaceutical Purchase and Distribution Agreement between Walgreens Boots Alliance, Inc., (“WBA”), and certain of its affiliates, and AmerisourceBergen Drug Corporation (“ABDC”). ABDC is a global pharmaceutical distributor of pharmaceutical products and services. PharMerica, pursuant to the Eighth Amendment as a third-party beneficiary to the Pharmaceutical Purchase and Distribution Agreement, has the right to participate in certain pricing and payment related terms, subject to the terms thereof. The Pharmaceutical Purchase and Distribution Agreement was terminated in the first quarter of 2025, and PharMerica entered into a separate agreement with ABDC. For the fiscal year ended December 31, 2025, PharMerica purchased approximately $147.8 million at invoice cost, subject to certain pricing terms of the Pharmaceutical Purchase and Distribution Agreement.

WBAD – Membership Agreement

On May 30, 2018, PharMerica entered into the WBAD – Membership Agreement with Walgreens Boots Alliance Development GmbH (“WBAD”). Pursuant to the WBAD – Membership Agreement, PharMerica appointed WBAD to negotiate certain commercial and other mutually agreed upon terms for generic pharmaceutical products in accordance with guiding principles that address topics such as improvements in pricing and notification regarding switches in suppliers. The WBAD – Membership Agreement was terminated in the first fiscal quarter of 2025 in connection with PharMerica’s new agreement with ABDC. For the fiscal year ended December 31, 2025, PharMerica purchased approximately $13.1 million at invoice cost, subject to certain pricing terms of the WBAD—Membership Agreement.

Transactions with Directors and Officers

Management Stockholders’ Agreement

We and the KKR Stockholder have entered into a management stockholders’ agreement (“Management Stockholders’ Agreement”), with certain of our senior executive officers and other employees who made an equity investment in us or were granted equity-based awards pursuant to the 2017 Stock Plan or otherwise held equity prior to our initial public offering.

The Management Stockholders’ Agreement imposes significant restrictions on transfers of shares of our common stock and equity awards held by management stockholders prior to our initial public offering. Generally, shares are nontransferable by any means at any time prior to the earlier of (x) a “Change of Control” (as defined in the Management Stockholders’ Agreement) or (y) the date on which the KKR Stockholder and its affiliates’ beneficial ownership in us is less than 10%, or the earlier of (x) or (y), the Lapse Date, except (i) prior to the Lapse Date, transfers by management stockholders who are not subject to the reporting requirements of Section 16 in amounts to be determined based on the amount of our common stock, or any warrants, rights, calls, options, or other securities exchangeable or exercisable for, or convertible into, our common stock sold in public, registered offering(s) by the KKR Stockholder and its affiliates, (ii) transfers to a “Permitted Transferee” (as defined in the Management Stockholders’ Agreement); (iii) transfers by management stockholders who are subject to the reporting requirements of Section 16 pursuant to the proper exercise of “piggyback” registration rights under the Management Stockholders’ Agreement; (iv) transfers approved by our Board of Directors in its sole discretion; or (v) transfers to us, or the KKR Stockholder or its affiliates.

Additionally, management stockholders who are subject to the reporting requirements of Section 16 have limited “piggyback” registration rights with respect to registered offering(s) to the extent the KKR Stockholder and its affiliates participate.

Secondary Offerings

In June 2025, the Company entered into an underwriting agreement (the "June 2025 Underwriting Agreement") with BofA Securities, Inc. and Goldman Sachs & Co. LLC, as the representatives of the underwriters named in Schedule I(A) thereto (the “Underwriters”), the KKR Stockholder, and certain management stockholders, relating to an underwritten public offering of 14,000,000 shares of common stock at a price to the public of $21.75 per share, before deducting underwriting discounts (the “June 2025 Offering”). Pursuant to the June 2025 Underwriting Agreement, 13,288,101 shares of common stock were sold by the KKR Stockholder and the remaining 711,899 shares were sold by the management stockholders, and the KKR Stockholder granted the Underwriters an option exercisable for 30 days to purchase up to an additional 2,100,000 shares of common stock from the KKR Stockholder at the public offering price, less underwriting discounts and commissions. The closing of the June 2025 Offering occurred on June 12, 2025. The over-allotment option was exercised in full on June 25, 2025. The Company did not receive any of the proceeds from the sale of the shares, other than proceeds received in connection with the cash exercise of stock options by the management stockholders in connection with the June 2025 Offering,

On October 20, 2025, the Company entered into another underwriting agreement (the “October 2025 Underwriting Agreement”) with BofA Securities, Inc., the KKR Stockholder and certain management stockholders, relating to an offering of 15,000,000 shares of the Company’s common stock at a price to the public of $28.7820 per share, before deducting underwriting discounts (the “October 2025 Offering”). Pursuant to the October 2025 Underwriting Agreement, 14,745,000 shares of common stock were sold by the KKR Stockholder and the remaining 255,000 shares were sold by the management stockholders. The Company did not receive any of the proceeds from the sale of the shares, other than proceeds received in connection with the cash exercise of stock options by the management stockholders in connection with the October 2025 Offering.

On March 2, 2026, the Company entered into another underwriting agreement (the “March 2026 Underwriting Agreement”) with Goldman Sachs & Co. LLC., the KKR Stockholder and certain management stockholders, relating to an offering of 20,000,000 shares of the Company’s common stock at a price to the public of $40.961 per share, before deducting underwriting discounts (the “March 2026 Offering” and, collectively with the June 2025 Offering and the October 2025 Offering, the “KKR Offerings” ). Pursuant to the March 2026 Underwriting Agreement, 19,715,000 shares of common stock were sold by the KKR Stockholder and the remaining 285,000 shares were sold by the management stockholders. The Company did not receive any of the proceeds from the sale of the shares, other than proceeds received in connection with the cash exercise of stock options by the management stockholders in connection with the March 2026 Offering,

Under the registration rights agreement, in connection with each demand registration, piggyback or shelf offering, the Company agreed to reimburse the holders of registrable securities for the reasonable fees and disbursements of not more than one law firm. In connection with the KKR Offerings, the Company reimbursed the KKR Stockholder for $0.6 million.

Other Arrangements

We have certain agreements with our directors and officers which are described in the section entitled “Executive Compensation.”

We have entered into indemnification agreements with our directors and executive officers. These agreements and our Bylaws require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our corporate Secretary, BrightSpring Health Services, Inc., 805 N. Whittington Parkway, Louisville, Kentucky 40222. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2027 Annual Meeting, a proposal must be received by our Corporate Secretary on or before December 21, 2026. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2027 Annual Meeting, a stockholder must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the date of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than seventy (70) days from the anniversary date of the previous year’s meeting, or, following the Annual Meeting, if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement (as defined below) of the date of such meeting is first made by the Company. Therefore, to be presented at our 2027 Annual Meeting, such a proposal must be received on or after the closing of business on January 21, 2027, but not later than the close of business on February 20, 2027. If the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) calendar days prior to the first anniversary of this year’s Annual Meeting, notice by a stockholder will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the tenth (10th) calendar day following the day on which such public announcement is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Since our Bylaws impose an earlier deadline for such a notice than Rule 14a-19(b)(1), the noticing stockholder’s proposal must be received by the Company in compliance with our Bylaws in order to be timely delivered.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are properly presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (https://ir.brightspringhealth.com/) and click on “SEC Filings” under the “Financial Information” heading. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

BrightSpring Health Services, Inc.

805 Whittington Parkway

Louisville, Kentucky 40222

Logo P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. BrightSpring Health Services, Inc. Annual Meeting of Stockholders For Stockholders of record as of March 30, 2026 Thursday, May 21, 2026 1:00 PM, ET Annual Meeting to be held live via the internet - please visit www.proxydocs.com/BTSG for more details Internet: www.proxypush.com/BTSG Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-855-601-5118 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/BTSG This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jon Rousseau and Jennifer Phipps (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of BrightSpring Health Services, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Logo BrightSpring Health Services, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Class II directors 1.01 Olivia Kirtley FOR 1.02 Max Lin FOR 1.03 Steve Miller For 2. Ratification of the appointment of KPMG LLP as the independent accounting firm for the year ending December 31, 2026 FOR AGAINST ABSTAIN 3. Advisory vote on executive compensation FOR Note: Such other business as may properly come before the meeting or any adjournent thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/BTSG Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date